EXHIBIT 10.1

EXECUTION COPY

THIS INVESTMENT AGREEMENT HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE NOTES ISSUED UNDER THIS INVESTMENT AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THIS INVESTMENT AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “INTERCREDITOR AGREEMENT”), DATED AS OF JULY 10, 2008, BY AND AMONG THE BORROWERS PARTY THERETO, THE GUARANTORS PARTY THERETO, LAMINAR DIRECT CAPITAL, L.L.C., AS AGENT FOR THE SUBORDINATED CREDITORS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), THE CIT GROUP/BUSINESS CREDIT, INC., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT FOR THE SENIOR LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND THE CIT GROUP/BUSINESS CREDIT, INC., AS CONTROL AGENT FOR THE SENIOR AGENT AND SUBORDINATED CREDITORS’ AGENT (EACH AS DEFINED IN THE INTERCREDITOR AGREEMENT); AND EACH PARTY TO THIS INVESTMENT AGREEMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

INVESTMENT AGREEMENT

dated as of July 10, 2008

by and among

THE PARENT COMPANY,

BABYUNIVERSE, INC.,

ETOYS DIRECT, INC.,

POSHTOTS, INC.,

DREAMTIME BABY, INC.,

and

MYTWINN, INC.,

as Borrowers,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO

and

LAMINAR DIRECT CAPITAL, L.L.C.,

as a Lender and as Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

$25,000,000 Subordinated Senior Secured (Second Lien) Notes due December 27, 2010

12.0% Warrants for Common Stock

6.16	Mutual Benefit	35
6.17	Security Interest in Collateral.	35
6.18	Labor Matters.	35
6.19	Affiliate Transactions.	35
6.20	Title; Real Property.	36
6.21	Environment.	36
6.22	Insurance.	37
6.23	Deposit Accounts.	37
6.24	Customer and Trade Relations.	37
6.25	Processors.	37
6.27	Patriot Act.	37
6.28	Use of Proceeds.	38
6.29	Nature of Business.	38
6.30	Registration Statement.	38
6.31	SEC Reports: Financial Statements.	38
6.32	Internal Accounting Controls.	39
6.33	Private Placement.	39
6.34	Principal Market; Approvals.	40
6.35	Listing and Maintenance Requirements.	40
6.36	Application of Takeover Protections	40
6.37	Acknowledgment Regarding Laminar’s Purchase of Warrants.	40
6.38	No General Solicitation or Advertising in Regard to this Transaction.	40
ARTICLE VIA. REPRESENTATIONS AND WARRANTIES OF THE LENDERS		41
ARTICLE VII. AFFIRMATIVE COVENANTS		41
7.01	Financial Statements and Other Information.	41
7.02	Notices of Material Events.	43
7.03	Existence; Conduct of Business.	44
7.04	Payment of Obligations.	45
7.05	Maintenance of Properties and Intellectual Property Rights.	45
7.06	Books and Records; Inspection Rights.	45
7.07	Compliance with Laws.	45
7.08	Use of Proceeds.	46
7.09	Insurance.	46
7.10	Appraisals.	46
7.11	Additional Collateral; Further Assurances.	46
7.12	[Reserved].	47
7.13	Deposit Accounts.	47
7.14	Processors.	48
7.15	Environmental Matters.	48
7.16	[Reserved].	48
7.17	Maintenance of Websites and Domain Names.	48
7.18	Modifications of Senior Transaction Documents.	49
7.19	Remarketing Cooperation.	49
ARTICLE VIII. NEGATIVE AND FINANCIAL COVENANTS		50
8.01	Indebtedness.	50
8.02	Liens.	51

8.03	Fundamental Changes; Asset Sales.	52
8.04	Investments, Loans, Advances, Guarantees and Acquisitions.	52
8.05	Swap Agreements.	53
8.06	Restricted Payments; Certain Payments of Indebtedness.	53
8.07	Transactions with Affiliates.	54
8.08	Restrictive Agreements.	54
8.09	Amendment of Material Documents.	55
8.10	Prepayment of Indebtedness.	55
8.11	Capital Expenditures.	55
8.12	[Reserved].	55
8.13	[Reserved].	55
8.14	Sale Leasebacks.	55
8.15	Change of Corporate Name or Location; Change of Fiscal Year.	55
8.16	Billing, Credit and Collection Policies.	56
8.17	Equity Issuances.	56
8.18	Hazardous Materials.	56
8.19	Gift Acquisition.	56
8.20	Anti-Layering.	57
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		57
9.01	Events of Default.	57
9.02	Remedies.	60
9.03	Rescission of Acceleration.	60
ARTICLE X. MISCELLANEOUS		60
10.01	Entire Agreement.	60
10.02	Reimbursement of Expenses.	60
10.03	Survival of Agreements and Representations and Warranties.	61
10.04	No Waiver.	61
10.05	Binding Effect; Participations.	61
10.06	Initial Holder.	61
10.07	Cumulative Powers.	62
10.08	Loss of Securities; Reissue of Securities in Lesser Denominations.	62
10.09	Communications.	62
10.10	Form, Registration, Transfer and Exchange of Notes; Lost Notes.	62
10.11	Confidentiality; Public Announcements.	64
10.12	Governing Law.	65
10.13	Headings.	65
10.14	Multiple Originals.	65
10.15	Amendment or Waiver.	65
10.16	Waiver of Jury Trial.	66
10.17	Consent to Jurisdiction and Service of Process.	66
10.18	Indemnification; Damage Waiver.	67
10.19	Regulatory Requirements.	68
10.20	Patriot Act Notice.	68
10.21	Intercompany Indebtedness.	68
ARTICLE XI. COLLATERAL AGENCY PROVISIONS		69
11.01	Appointment.	69

11.02	Delegation of Duties.	69
11.03	Exculpatory Provisions.	69
11.04	Reliance by Collateral Agent.	70
11.05	Notices of Default.	70
11.06	Non-Reliance on the Collateral Agent and Other Lenders.	70
11.07	Indemnification.	71
11.08	The Collateral Agent in Its Individual Capacity.	71
11.09	Resignation of the Collateral Agent; Successor Collateral Agent.	71
11.10	Reimbursement by Lenders.	72
ARTICLE XII GUARANTY		72
12.01	The Guaranty.	72
12.02	Obligations Unconditional.	72
12.03	Reinstatement.	73
12.04	Certain Additional Waivers.	74
12.05	Remedies.	74
12.06	Rights of Contribution.	74
12.07	Guarantee of Payment; Continuing Guarantee.	75

EXHIBITS AND SCHEDULES

SCHEDULES

3.01	Issue Price of Notes and Warrant
6.05(a)	Intellectual Property
6.05(b)	Websites
6.09	Taxes
6.12	Material Agreements
6.17	Filings
6.18	Labor Matters
6.20	Real Property
6.21	Environmental
6.23	Deposit Accounts
6.24	Customer and Trade Relationships
6.25	Processors
8.01	Indebtedness
8.02	Liens
8.04	Investments
8.08	Restrictive Agreements
10.09	Addresses of Loan Parties and Lenders

EXHIBITS

A	Form of Note
B	Form of Warrant
C	Form of Secretary’s Certificate
D	Form of Officer’s Closing Certificate
E	Form of Solvency Certificate
F	Form of Compliance Certificate
G	Form of Perfection Certificate
H	[Reserved]
I	Form of Pledge and Security Agreement
J	Form of Loan Notice

v

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made and entered into as of July 10, 2008, among THE PARENT COMPANY, a Colorado corporation (“Parent”), BABYUNIVERSE, INC., a Colorado corporation (“BabyUniverse”), ETOYS DIRECT, INC., a Colorado corporation (“eToys Direct”), POSHTOTS, INC., a Colorado corporation (“PoshTots”), DREAMTIME BABY, INC., a Colorado corporation (“Dreamtime”), MY TWINN, INC., a Colorado corporation (“My Twinn”, and collectively with Parent, BabyUniverse, eToys Direct, PoshTots and Dreamtime, the “Borrowers”), the other guarantors from time to time party hereto (the “Guarantors”), LAMINAR DIRECT CAPITAL, L.L.C., a Delaware limited liability company, as a Lender and in its capacity as collateral agent in the manner and to the extent described in Article XI hereof (in such capacity, the “Agent” or the “Collateral Agent”) and the financial institutions identified as Lenders on the signature pages hereto, and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”).

STATEMENT OF PURPOSE

The Borrowers have requested that the Lenders make extensions of Credit to the Borrowers, and the Lenders are willing to do so on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” has the meaning assigned to such term in the Pledge and Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Administrative Borrower” means the Parent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent. Notwithstanding the foregoing, neither D. E. Shaw & Co. nor its Affiliates (other than the Loan Parties) shall be deemed to be an “Affiliate” of the Loan Parties for purposes of this Agreement and the other Loan Documents.

“Agent” has the meaning set forth in the introductory paragraph hereto.

“Agreement” means this Investment Agreement dated as of the Closing Date by and among the Borrowers, the Guarantors, the Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Partners” means Amazon.com, Buy.com, Sears.com, Federated Macy’s, QVC, HSN LP and any other recognized internet retailer approved by the Agent from time to time in its Permitted Discretion.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Notes represented by the principal amount of such Lender’s Notes at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 3.01 or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Attorney Costs” means and includes all reasonable fees, out of pocket expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrowers and their Subsidiaries for the Fiscal Year ended February 2, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrowers and their Subsidiaries, including the notes thereto.

“Blocked Account Agreement” means an agreement among one or more of the Loan Parties, the Collateral Agent or the Control Agent, and a Clearing Bank, in form and substance satisfactory to the Collateral Agent, with respect to any Payment Account of any Loan Party.

“Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means the funding of the Delayed Draw Notes.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Denver, CO, Houston, TX or New York, NY.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following events:

(a) D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates shall collectively cease to own and control, directly or indirectly, free and clear of all Liens or other encumbrances, Capital Stock of Parent representing at least the D.E. Shaw Minimum Hold Percentage of the economic power and at least the D.E. Shaw Minimum Hold Percentage of the equity securities entitled to vote for members of the Parent Board, in each case determined on a fully-diluted basis (and taking into account all such securities that D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”));

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire pursuant to any option right), directly or indirectly, of Capital Stock of Parent representing a percentage voting power or a percentage economic power which is greater than the percentage voting power or percentage economic power represented by all Capital Stock of Parent beneficially owned and controlled, directly or indirectly, by D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, collectively, at such time;

(c) a majority of the members of the Parent Board shall cease to be composed of individuals (i) who were members of the Parent Board on the Closing Date or (ii) whose election or nomination to the Parent Board was approved by individuals that constituted, at the time of such election or nomination, at least a majority of the Parent Board; and

(d) except for D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over equity securities of Parent entitled to vote for members of the Parent Board with a percentage voting power, determined on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to control pursuant to any option right) which is greater than the percentage voting power represented by all Capital Stock of Parent beneficially owned and controlled, directly or indirectly, by D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, collectively, at such time.

“Change of Control Offer” has the meaning set forth in Section 4.05(a).

“Change of Control Payment” has the meaning set forth in Section 4.05(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.05(a).

“Clearing Bank” means any banking institution with whom a Payment Account has been established and which Payment Account is subject to a Blocked Account Agreement.

“Closing” has the meaning set forth in Section 3.01(b).

“Closing Date” has the meaning set forth in Section 3.01(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

“Collateral” means any and all assets rights and interests in or to property of the Loan Parties pledged from time to time as security for the Obligations pursuant to the Collateral Documents, whether now owned or hereafter acquired.

“Collateral Agent” has the meaning set forth in the first paragraph of this Agreement.

“Collateral Documents” means the collective reference to the Pledge and Security Agreement, each Deposit Account Control Agreement, the Landlord Consents and Waivers, the Patent Security Agreement, the Trademark Security Agreement, each Blocked Account Agreement, each Processor Control Agreement and each other document and/or agreement securing the repayment of all or any portion of the Obligations.

“Compliance Certificate” means a certificate signed by a Responsible Officer of the Administrative Borrower, in the form of Exhibit F.

“Control Agent” means The CIT Group/Business Credit, Inc., in its capacity as control agent under the Intercreditor Agreement (and its successors and assigns) or any other Person appointed by the Senior Agent and the Agent as the control agent for purposes of the Intercreditor Agreement.

“Contractual Obligations” shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 4.02(c).

“Delayed Draw Funding Date” has the meaning set forth in Section 3.01(c).

“Delayed Draw Notes” has the meaning set forth in Section 2.01.

“Deposit Account” has the meaning assigned to such term in the Pledge and Security Agreement.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“D.E. Shaw Guaranty” means that certain Limited Guaranty and Pledge Agreement dated as of February 1, 2008, made by D. E. Shaw Laminar Lending, Inc., a Delaware corporation, in favor of and for the benefit of the Senior Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use domain names owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 6.05(b) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.

“Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release or resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior to or after the date hereof.

“Equipment” has the meaning assigned to such term in the Pledge and Security Agreement.

“Equity Documents” means the Warrants, the Registration Rights Agreement and all documents, instruments and agreements executed in connection therewith, as each such document is in effect on the Closing Date or amended and in effect thereafter as permitted pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is treated as a member of a “common control group” (as defined in Section 412 of the Code or Section 302 of ERISA) with a Borrower.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any of the events set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on the first Saturday on or after January 31st of each year.

“Follow-on Offering” means any follow-on public offering of Capital Stock of any of the Loan Parties, or any of the Loan Parties becoming subject to the Exchange Act, or a merger of any of the Loan Parties with a Person or a Subsidiary thereof subject to the Exchange Act.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is not organized under the laws of any political subdivision of the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in full in cash.

“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the Closing Date or the Delayed Draw Funding Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that with respect to any Guarantee under clause (b) above where the Indebtedness is not assumed the amount of such Guarantee shall be deemed to be the lesser of the amount of the Indebtedness secured by such Lien and the fair market value of the assets securing such Indebtedness. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, the Guarantors that are party hereto on the Closing Date and each other Person that hereafter provides a guaranty of the Obligations by executing a joinder agreement as contemplated by Section 7.11, in each case together with their successors and permitted assigns, and “Guarantor” shall mean any one of them.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“ICANN” means Internet Corporation for Assigned Names and Numbers.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such

Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not overdue by more than 60 days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder) and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 10.18.

“Initial Notes” has the meaning set forth in Section 2.01.

“Intercreditor Agreement” means the Subordination and Intercreditor Agreement, dated as of the Closing Date, among the Borrowers, the Guarantors, the Senior Agent, the Agent and the Control Agent, as the same may be further amended and in effect from time to time.

“Interest Payment Date” has the meaning set forth in Section 4.02(b).

“Interest Period” means each period commencing on the first day of a calendar month (or in the case of the first Interest Period, the date hereof) and ending on the first day of the next such month.

“Inventory” has the meaning assigned to such term in the Pledge and Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Laminar” means Laminar Direct Capital, L.L.C., a Delaware limited liability company, and its successors and assigns.

“Landlord Consent and Waiver” means, collectively, the landlord consents and waivers (as amended, restated or otherwise modified from time to time) entered into from time to time by the Control Agent or the Collateral Agent, the applicable Loan Parties and the owners of the leased properties of the Loan Parties.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender” or “Lenders” has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.

“LIBOR” shall mean, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period; divided by (b) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If (i) Bloomberg Professional Service no longer reports the LIBOR, (ii) such index no longer exists, (iii) Page BBAM 1 no longer exists or (iv) it shall become illegal for Lenders to provide loans with an interest rate based upon “LIBOR”, the Required Lenders may select a replacement index or replacement page, as the case may be, satisfactory to the Required Lenders.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement, the Personal Guaranty, any guaranty or similar document executed by any Person or Persons and the Agent in connection with this Agreement, the exhibits and schedules attached to any of the aforementioned documents and any other documents entered into in connection therewith, as each may be amended, modified or supplemented from time to time.

“Loan Notice” means a notice of a Borrowing, pursuant to Section 4.01, which, if in writing, shall be in substantially the form of Exhibit J.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Losses” has the meaning set forth in Section 10.18.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Collateral Agent or the Lenders under any Loan Document.

“Material Agreement” has the meaning set forth in Section 6.12.

“Material Asset Disposition” shall mean the sale, lease or other disposition, whether in a single transaction or a series of related transactions, of assets of the Loan Parties and their Subsidiaries which: (a) represent more than ten percent (10%) of the combined assets of the Loan Parties and their Subsidiaries as would be shown in the consolidated financial statements of the Loan Parties and their Subsidiaries as of the beginning of the twelve (12)-month period ending with the month in which such determination is made, or (b) is responsible for more than ten percent (10%) of the combined net sales or net income of the Loan Parties and their Subsidiaries as reflected in the consolidated financial statements referred to in subsection (a) above. Sales of inventory in the ordinary course of business shall not constitute a Material Asset Disposition.

“Material Indebtedness” means Indebtedness (other than (i) the Loans and Letters of Credit under the Senior Credit Agreement and (ii) the Notes) of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the “obligations” of Parent or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” has the meaning set forth in Section 4.01(b).

“Maximum Capital Expenditure Amount” means, for any Fiscal Year, $1,500,000; provided that, so long as (a) no Default has then occurred and is continuing and (b) the Agent has received the projections and other information required to be provided by the Borrowers pursuant to Section 7.01(f) with respect to such Fiscal Year and has notified the Borrowers in writing that it is satisfied with such projections and other information, the Maximum Capital Expenditure Amount for (i) the Loan Parties’ 2008 Fiscal Year shall be $1,750,000 and (ii) the Loan Parties’ 2009 Fiscal Year and each Fiscal Year thereafter shall be $2,000,000; provided, further, that, in the event that the conditions set forth in the preceding clauses (a) and (b) are not met in respect of any Fiscal Year, the Maximum Capital Expenditure Amount for such Fiscal Year shall be $1,500,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Loan Parties or any of their Subsidiaries or ERISA Affiliates or (b) with respect to which any Loan Parties or any of their Subsidiaries may incur any liability.

“Net Cash Proceeds” means the aggregate cash proceeds received by any Loan Party or any Subsidiary thereof in respect of any mandatory prepayment event set forth in Section 4.03(a), net of (a) reasonable and customary direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith and paid to Persons who are not Loan Parties or their Affiliates, (b) amounts held in escrow to be applied as part of the purchase price in connection with any such event and (c) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary from such event and any cash released from escrow as part of the purchase price in connection with such event.

“Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

“Non-U.S. Plan” means any pension, retirement, superannuation or similar policy or arrangement sponsored, maintained or contributed to by any Borrower in a jurisdiction other than the United States of America.

“Note” or “Notes” has the meaning set forth in Section 2.01, as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

“Obligations” means all advances to, and debts, liabilities, fees, commissions, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Offering Memorandum” has the meaning set forth in Section 7.19.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 4.07(b).

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.

“Patriot Act” has the meaning set forth in Section 6.27.

“Paying Agent” has the meaning set forth in Section 4.06.

“Payment Account” means the Loan Parties’ bank account # 6971475767 maintained at UMB Bank, N.A., or any other account of the Loan Parties acceptable to the Agent, into which funds of the Loan Parties (including proceeds of Accounts and other Collateral) are deposited or credited, and which is subject to a Blocked Account Agreement in favor of the Control Agent or the Collateral Agent, on terms acceptable to the Collateral Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means a certificate substantially in the form of Exhibit G, completed and supplemented with the schedules and attachments contemplated thereby.

“Permitted Discretion” means a determination made by the Collateral Agent in the exercise of its reasonable judgment (from the perspective of a secured lender), exercised in good faith.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.04 other than those arising pursuant to ERISA;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 7.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 9.01(i);

(f) easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Borrower or any Subsidiary; and

(g) Liens in favor of the Senior Agent granted pursuant to any Senior Transaction Document and Liens in favor of the Collateral Agent granted pursuant to any Loan Document.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P, at least P-1 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) have substantially all of their assets invested continuously in the types of investments listed in clauses (a), (b), (c) and (d) above, (ii) are rated AAA by S&P, Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Personal Guaranty” means that certain Guaranty Agreement dated as of the date hereof by and among the Agent and John Textor.

“PIK Amount” has the meaning set forth in Section 4.02(b).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by and among the Borrowers, the other Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit I attached hereto.

“Principal” has the meaning set forth in Section 4.01(b).

“Principal Market” initially means the NASDAQ Global Market and shall also include the American Stock Exchange, NASDAQ Small-Cap Market, the New York Stock Exchange or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Processor” means a Person that provides credit card or debit card processing services for any merchant, including without limitation, the establishment of one or more credit card or debit card merchant accounts on behalf of such merchant to accept payments for retail transactions.

“Processor Control Agreement” means, with respect to any Processor providing credit or debit card processing services for or on behalf of any Loan Party, an agreement in form and substance satisfactory to the Collateral Agent, executed and delivered by the applicable Loan Party, such Processor and the Control Agent or the Collateral Agent, pursuant to which such Processor shall agree, among other things, to follow instructions originated by the Control Agent or the Collateral Agent, as applicable, regarding amounts payable by such Processor to such Loan Party pursuant to the applicable credit card processing agreement without the further consent of such Loan Party, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, any Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Qualified Equity Interests” means any Capital Stock of an issuer other than Capital Stock that (a) is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or (b) is exchangeable or convertible into debt securities of the issuer thereof or (c) which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the payment in full of all Obligations of the Loan Parties under the Loan Documents.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date between Parent and Laminar and, as amended or supplemented.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Regulatory Requirement” has the meaning set forth in Section 10.19.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Report” means reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the a Agent.

“Required Lenders” means, as of the date of any determination, Lenders holding more than 50.0% of the outstanding Principal of the Notes.

“Resale Materials” has the meaning set forth in Section 7.03

“Response Action” means any required or voluntary actions taken to (a) clean up, remove, remediate, correct, contain, manage, treat or otherwise address Hazardous Materials in the environment or (b) investigate, assess, evaluate, or monitor Hazardous Materials in the environment (including without limitation pre-remedial studies and investigations).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or corporate controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in any Borrower or any Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” has the meaning set forth in Section 6.31.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Agent” means The CIT Group/Business Credit, Inc., in its capacity as administrative agent and collateral agent under the Senior Credit Agreement (and its successors and assigns pursuant to the terms of the Senior Credit Agreement) or any other Person appointed by the Senior Lenders holding Senior Indebtedness as administrative agent or collateral agent for purposes of the Senior Credit Agreement.

“Senior Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 12, 2007 (as amended by that certain letter agreement dated as of December 14, 2007, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of January 8, 2008, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of February 1, 2008, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of March 10, 2008 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of the date hereof) among the Borrowers, the other Loan Parties from time to time party thereto, the Senior Agent and the other agents and lenders party thereto and or any agreements refinancing, replacing or otherwise restructuring all or any portion of the Senior Indebtedness under such agreements or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders, as refinanced, replaced, restructured, amended or otherwise modified from time to time in accordance with its terms and the terms of this Agreement (including but not limited to Section 8.03) and the Intercreditor Agreement.

“Senior Lenders” shall mean all Person(s) who are holders of Senior Indebtedness under the Senior Transaction Documents.

“Senior Indebtedness” means the “Senior Indebtedness” as such term is defined in the Intercreditor Agreement.

“Senior Transaction Documents” means the Senior Credit Agreement, each of the notes and loans representing Senior Indebtedness and each of the guaranties and other security documents securing such Senior Indebtedness and each document and agreement refinancing, replacing or otherwise restructuring all or any portion of the Senior Indebtedness under such agreements or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders, in each case as refinanced, replaced, amended, modified, supplemented or restated from time to time, in accordance with their terms and the terms of this Agreement (including but not limited to Section 8.03) and the Intercreditor Agreement).

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Principal Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Equity Documents.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred after the Closing Date the payment of which is subordinated in right of payment to the Obligations on terms satisfactory to the Collateral Agent.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” has the meaning set forth in Section 4.07(a).

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.

“Transaction Documents” means the collective reference to the Senior Transaction Documents, the Loan Documents, and the Equity Documents.

“Transfer” means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.

“Transferee” means any direct or indirect transferee of all or any part of any Notes permitted under Section 10.10.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant” means, collectively, (i) the common stock purchase warrant, dated as of the Closing Date, issued by Parent to Laminar with respect to an aggregate 2,475,007 shares of common stock representing 10.0% of the fully-diluted common stock of Parent as of the Closing Date and (ii) the common stock purchase warrant, dated as of the Closing Date, issued by Parent to Laminar with respect to an aggregate 495,002 shares of common stock representing 2.0% of the fully-diluted common stock of Parent as of the Closing Date

“Website Agreements” means all agreements between any Loan Party and any other Person pursuant to which such Person provides any services relating to the operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing web hosting, database management or maintenance or disaster recovery services to any Loan Party and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Website Consent Agreement” means, with respect to each entity providing web hosting, database management, disaster recovery or related services to any Loan Party, an agreement in form and substance satisfactory to the Agent, executed and delivered by the applicable Loan Party, such entity providing such services and the Agent pursuant to which such entity shall, among other things, consent to the grant by such Loan Party to the Agent of a Lien in such Loan Party’s rights under the related Website Agreements and agree that the Agent may transfer such rights to itself or any third party in the exercise of its remedies under the Loan Documents following the occurrence of any Event of Default, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites (including without limitation, all content (including without limitation, all elements of each website and all materials published on each website), HTML documents, audiovisual material, software, data, copyrights, trademarks, patents and trade secrets relating to such websites) owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use websites owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 6.05(b) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The terms “knowledge” or “known” when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis with the Borrowers’ past practices, as in effect from time to time.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrowers and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Transaction Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.

NOTES

2.01	Authorization and Issuance of the Notes and Warrant.

The Borrowers have authorized the issuance to the Lenders of (i) subordinated senior secured (second lien) term notes in the aggregate original principal amount of $10,000,000 to be dated the Closing Date (the “Initial Notes”) and (ii) subordinated senior secured (second lien) delayed draw term notes in the aggregate original principal amount of $15,000,000 to be dated the Delayed Draw Funding Date (the “Delayed Draw Notes”; together with the Initial Notes, the “Notes”), in each case, to mature on the Maturity Date, to bear interest on the unpaid balance thereof, from the applicable Funding Date until the Principal shall have become due and payable, at the rates specified in Article IV and to be substantially in the form of Exhibit A, which shall be accompanied by the Warrant, in substantially the form of Exhibit B, entitling the holder thereof to purchase in the aggregate 2,970,009 shares of common stock of Parent, initially representing 12.0% (subject to adjustment as set forth in the Warrant) of the issued and outstanding shares of Parent’s common stock determined on a fully-diluted basis immediately following the Closing Date.

ARTICLE III.

PURCHASE AND SALE

3.01	Purchase and Sale of the Notes and Warrant.

(a) Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Loan Parties contained herein, the Borrowers and Parent, respectively, shall sell to the Lenders, and the Lenders shall purchase from the Borrowers and Parent, respectively, the Notes and the Warrant for an aggregate purchase price of $25,000,000, in the respective amounts and on the respective Funding Dates set forth on Schedule 3.01.

(b) The closing of the issuance, purchase and sale of the Initial Notes and the Warrant (the “Closing”) shall take place on July 10, 2008 or at such other time as may be mutually agreed upon in writing by the Borrowers and the Lenders (the “Closing Date”). At the Closing, the Borrowers and Parent, respectively, will issue, sell and deliver to the Lenders the Initial Notes and the Warrant in the amounts on Schedule 3.01 and the Lenders will pay the Borrowers and Parent the purchase price therefor by wire transfer of immediately available funds pursuant to written instructions delivered to the Lenders by the Borrowers prior to the Closing.

(c) The funding of the purchase and sale of the Delayed Draw Term Notes shall take place in one installment upon satisfaction or waiver of the conditions set forth in Section 5.02 (the “Delayed Draw Funding Date”). On the Delayed Draw Funding Date, the Borrowers will issue sell and deliver to the Lenders, the Delayed Draw Notes in the amounts set forth on Schedule 3.01 and the Lenders will pay the Borrowers the purchase price thereof by wire transfer of immediately available funds pursuant to written instructions delivered to the Lenders by the Borrowers prior to the Delayed Draw Funding Date.

(d) The Borrowers, Parent and the Lenders hereby acknowledge and agree that the Notes and Warrant to be issued are part of an investment unit within the meaning of Section 1273(c)(2) of the Code. The Borrowers and the Lenders hereby further acknowledge and agree that, for United States federal income tax purposes, the issue price of the Notes within the meaning of Section 1273(b) of the Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to the amount set forth on Schedule 3.01. The Borrowers and the Lenders agree to use the issue price and allocation set forth on Schedule 3.01 for all income tax purposes with respect to the issuance of the Notes and Warrant.

ARTICLE IV.

TERMS OF NOTES

4.01	Borrowings; Repayment of Principal.

(a) Borrowings.

(i) Each Borrowing shall be made upon the Administrative Borrower’s irrevocable notice to the Agent, which shall be in the form of a Loan Notice. Each Loan Notice must be received by the Agent not later than 11:00 a.m. at least three Business Days prior to the requested date of any Borrowing. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Notes to be funded.

(ii) Following receipt of a Loan Notice, the Agent shall promptly notify each Lender of its Applicable Percentage of the Borrowing. Each Lender shall make such amount available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice (or as otherwise agreed). Upon satisfaction of the applicable conditions set forth in Section 5.02, the Agent shall make all funds so received available to the Borrowers in like funds as received by the Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Administrative Borrower.

(b) Repayment of Principal. Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof and of the Notes, the Borrowers shall repay the unpaid principal amount of the Notes (the “Principal”) in full on December 27, 2010 (the “Maturity Date”). Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

4.02	Repayments of Interest.

(a) Interest. So long as no Event of Default has occurred and is continuing and subject to Section 4.02(c), the outstanding Principal shall bear interest from the date hereof until paid, computed on the basis of actual days elapsed over a 360-day year at a monthly floating rate of one-month LIBOR plus 12.0% per annum; provided, however, that in no event shall LIBOR be less than 3.75% for purposes of these interest calculations.

(b) Periodic Interest Payments. The Principal shall bear interest on the unpaid balance thereof from the Closing Date until repayment of the Notes in full, and, subject to the Intercreditor Agreement, interest payments shall be due monthly in arrears commencing on September 1, 2008 and continuing on the first day of each succeeding month thereafter or if such day is not a Business Day, on the next succeeding Business Day, until paid (each such date, an “Interest Payment Date”). If the terms of the Intercreditor Agreement prohibit any interest payment to be paid in cash on an Interest Payment Date, such interest shall be paid in kind and the Principal of the Notes shall be increased by the amount of such interest payment (the “PIK Amount”). The Borrowers shall execute any new Notes or amendments to existing Notes as the Agent or any Lender may require that include the PIK Amount. All accrued and unpaid interest (including any PIK Amount) shall be paid in full on the Maturity Date. The Borrowers shall promptly deliver any officer’s certificate required by Section 2 of the Intercreditor Agreement.

(c) Default Interest Rate. After the occurrence and during the continuance of any Event of Default, the Principal and all of the other obligations of the Borrowers under the Notes shall bear interest from the date of the occurrence of such Event of Default, payable monthly as stated in Section 4.02(b), at the rate of 2% per annum in excess of the otherwise applicable interests rate (the “Default Rate”); provided, however, the PIK Amount shall increase by an amount equal to 2.0% per annum of the Principal outstanding under the Notes (without duplication to the Default Rate set forth above).

(d) Calculation of Interest. Interest shall be calculated on the basis of a 360-day year and shall be computed for each payment period on the Principal for the actual number of days elapsed and shall be compounded monthly.

(e) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrowers.

4.03	Mandatory Prepayments.

(a) Follow-on Offering Proceeds; Material Asset Dispositions. Subject to the Intercreditor Agreement and Section 4.03(b), upon the consummation of (i) any Follow-on Offering, (ii) any other issuance of Capital Stock (other than an issuance permitted under both this Agreement and the Senior Credit Agreement) by a Loan Party or a Subsidiary thereof, (iii) any incurrence of Indebtedness (other than an incurrence permitted under both this Agreement and the Senior Credit Agreement) by any Loan Party or a Subsidiary thereof or (iv) any Material Asset Disposition, the Loan Parties shall use the Net Cash Proceeds of any such transaction to prepay the Notes and all other Obligations in the manner set forth in Section 4.03(b).

(b) Prepayment. Upon the occurrence of any event triggering the prepayment requirement under Section 4.03(a), the Borrowers shall promptly give written notice to the Lenders. The Borrowers covenant and agree that they will prepay, promptly following the occurrence of such transactions or events, the Notes or the portion thereof subject to prepayment by paying an aggregate amount equal to the outstanding Principal amount of the Notes plus accrued interest to be redeemed. All mandatory prepayments under this Section 4.03(b) shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Borrowers hereunder shall be made to the Lenders on an equal and ratable basis. All Notes which have been repaid may not be reborrowed.

(c) Unconditional Obligations. Nothing contained in the Intercreditor Agreement is intended to or shall impair, as between the Borrowers and the Lenders, the obligation of the Borrowers, which is absolute and unconditional, to pay to the Lenders the Principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with any event triggering the prepayment requirement under Section 4.03(a) nor shall anything herein or in the Notes prevent any Lender from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, of the holders of the Senior Indebtedness under the Intercreditor Agreement.

4.04	Optional Prepayments of the Notes.

Subject to the Intercreditor Agreement, the Borrowers shall have the right at any time and from time to time prior to Maturity, upon the notice provided for below, to optionally prepay the Notes in whole or in part; provided, however, that such prepayments shall be allocated to all of the Notes outstanding at the time in proportion to the respective outstanding Principal amounts thereof. In the event of an optional prepayment made under this Section 4.04, the Borrowers shall give the Lenders irrevocable written notice of such redemption not less than 30 nor more than 60 days prior to the redemption date, specifying (i) such redemption date, (ii) the Principal amount of the Notes to be prepaid on such date, and (iii) the accrued interest applicable to the redemption, and stating that such redemption is to be made pursuant to this Section 4.04. All optional prepayments under this Section 4.04 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Borrowers hereunder shall be made to the Lenders on an equal and ratable basis. The price of the Notes payable upon an optional redemption pursuant to this Section 4.04 shall be an amount equal to the outstanding Principal amount of the Notes plus accrued interest to be redeemed. All Notes which have been prepaid may not be reborrowed.

4.05	Mandatory Offer to Prepay upon a Change of Control.

(a) Subject to the Intercreditor Agreement and upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrowers to repurchase all or any part of such Lender’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price (the “Change of Control Payment”) in cash equal to the outstanding Principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment Date”). The Borrowers will make the Change of Control Offer by delivering a written notice of such offer to the Lenders within five (5) days of the occurrence of a Change of Control, specifying the Change of Control Payment Date (which such date shall not be more than thirty (30) days following such Change of Control). A Lender may accept such Change of Control Offer by delivering a written notice of acceptance to the Borrowers within fifteen (15) days after receipt of the Change of Control Offer specifying the amount of the Notes to be redeemed. In connection with the Change of Control Offer, the Borrowers shall comply with the requirements of any applicable securities laws and regulations.

(b) By 12:00 p.m. (noon) Central Time on the Change of Control Payment Date, the Borrowers shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, and (2) pay via wire transfer in immediately available funds an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered. All payments under this Section 4.05 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. The Borrowers shall send to each Lender that has tendered its Notes the applicable Change of Control Payment for such Notes, and the Borrowers shall promptly execute and mail to each Lender a new Note equal in Principal amount to any unpurchased portion of the Notes surrendered, if any. Prior to compliance with this Section 4.05, but in any event within five (5) days following a Change of Control, the Borrowers will either (x) cause all outstanding Senior Indebtedness to be paid in full or (y) obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this Section 4.05. The Borrowers shall provide written notice to the Lenders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

4.06	Direct Payment.

All payments of Principal and interest due from the Borrowers hereunder shall be due, without any presentment thereof, directly to the Lenders, at the Lenders’ addresses set forth on Schedule 3.01 or such other address as the Lenders may from time to time designate in writing to the Borrowers or, if a bank account(s) with a United States bank is designated for the Lenders on Schedule 3.01 or in any written notice to the Borrowers from the Lenders, the Borrowers will make such payments in immediately available funds to such bank account, no later than 12:00 p.m.(noon) Eastern time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing; provided, however, if the Agent notifies the Borrowers that it will act as paying agent (“Paying Agent”), all payments of Principal and interest due from the Borrowers shall be paid directly to the Agent.

4.07	Taxes.

(a) Any and all payments by or on behalf of the Loan Parties hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Lender and (y) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such

Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). If a Loan Party must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to a Lender, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Loan Party shall make such deductions and (z) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Loan Parties will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”).

(c) The Loan Parties jointly and severally agree to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor. The Loan Parties shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which any Loan Party has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after such Loan Party’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender. The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

4.08	[Reserved].

4.09	Fees.

On the Closing Date, the Borrowers shall pay to the Agent, for the account of each Lender any fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.10	Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Principal of each Note for the day on which the Note is issued, and shall not accrue on the Principal of a Note, or any portion thereof, for the day on which the Note or such portion is paid; provided that any amount of a Note that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

4.11	Evidence of Debt.

The Notes issued to each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Notes issued by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a promissory note, which shall evidence such Notes issued to such Lender in addition to such accounts or records. Each such promissory note shall be substantially in the form of Exhibit A. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Note and payments with respect thereto.

4.12	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Notes due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Notes due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Notes due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Notes owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Notes owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Notes owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Notes of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Notes then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.01	Conditions To Closing.

The Lenders’ obligations to enter into this Agreement and to purchase and pay for the Notes and Warrant at the Closing are subject to each Lender determining, in its sole discretion, that the following conditions precedent have been satisfied (or each Lender waiving in writing the conditions that it has determined have not been satisfied; it being understood that a Lender’s funding of its allocated purchase price of the Notes shall be deemed such Lender’s waiver of any conditions that it has determined have not been satisfied), on or before the Closing Date:

(a) Loan Documents, Certificates and Opinions. The Collateral Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Collateral Agent and its legal counsel:

(i) Primary Loan Documents. Executed counterparts of this Agreement, the Pledge and Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, the Personal Guaranty, each of the Equity Documents, the Intercreditor Agreement and any other applicable Loan Documents to be executed and delivered on the Closing Date.

(ii) Notes. A Note executed by the Borrowers, in favor of each Lender in the respective amounts set forth on Schedule 3.01.

(iii) Secretary’s Certificates. A certificate of a Responsible Officer of each Loan Party, in substantially the form of Exhibit C attached hereto, certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Loan Party as in effect on the date of such certifications, (C) resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the borrowings and equity issuances contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party, (D) certificates as of a recent date of the good standing of such Loan Party under the laws of its jurisdiction of organization and, to the extent the failure to so qualify would result in a Material Adverse Effect, each other jurisdiction where such Loan Party is qualified to do business and a certificate, if available, of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes, and (E) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required.

(iv) Officer’s Closing Certificate. A certificate of a Responsible Officer of the Administrative Borrower, in substantially the form of Exhibit D attached hereto, certifying (A) that all of the conditions specified in this Section 5.01 have been satisfied; (B) that since February 2, 2008 there has been no change, occurrence or development that has had or could be reasonably expected to have a Material Adverse Effect; (C) that, since February 2, 2008, there has not occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects related to the Borrowers or any of their Subsidiaries; (D) that no actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that purport (1) to materially and adversely affect the Loan Parties or (2) to affect any transaction contemplated by this Agreement or the ability of the Loan Parties or any other obligor under the Loan Documents to perform their respective obligations under the Loan Documents.

(v) Opinions of Counsel. The Lenders shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Lenders, (A) an opinion of Bartlit Beck Herman Palenchar & Scott LLP, counsel to the Loan Parties, as to the Loan Documents and the documents and instruments executed by the Loan Parties in connection therewith and (B) a reliance letter (or other evidence of authority to rely) with respect to any opinion of Bartlit Beck Herman Palenchar & Scott LLP provided in connection with the Fourth Amendment to the Senior Credit Agreement that permits the Agent and Lenders to rely on such opinion.

(vi) Amendment to Senior Credit Agreement. The Collateral Agent shall have received an amendment to the Senior Credit Agreement dated as of the Closing Date and in form and substance reasonably satisfactory to the Collateral Agent and Lenders permitting the Loan Parties to enter into this Agreement and the other Loan Documents.

(vii) Other Documentation. Such other assurances, certificates, documents, consents or opinions as the Lenders reasonably may require.

(b) Financial Matters.

(i) Financial Statements. The Lenders shall have received (A) the audited combined balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for fiscal years 2006, 2007 and 2008 for the Borrowers and their Subsidiaries; (B) the unaudited combined balance sheets and statements of income for the quarter ended May 3, 2008 for the Borrowers and their Subsidiaries prepared by the chief financial officer (or other Responsible Officer agreed to by the Lenders) of the Administrative Borrower; and (C) the unaudited combined balance sheets and statements of income for each fiscal month in fiscal year 2008 ending more than 30 days prior to the Closing Date for the Borrowers and their Subsidiaries prepared by the chief financial officer (or other Responsible Officer agreed to by the Lenders) of the Administrative Borrower, all in form and substance satisfactory to the Lenders and prepared in accordance with GAAP, subject, in the case of clauses (B) and (C), to the absence of footnotes and to normal year-end audit adjustments, and, in the case of clause (C), to the presentation of receivables and payables on a net basis.

(ii) Solvency Certificate. The Lenders shall have received a certificate, in substantially the form of Exhibit E attached hereto, and certified as accurate by a chief financial officer of the Administrative Borrower, as to the financial condition and the solvency of each of (a) the Borrowers and (b) the Borrowers and their Subsidiaries, taken as a whole, after giving effect to the transactions contemplated by the Transaction Documents.

(iii) Fees and Expenses. Borrowers shall have paid (a) the initial upfront fee in the form of the common stock purchase warrant, dated as of the Closing Date, issued by Parent to Laminar with respect to an aggregate 495,002 shares of common stock representing 2.0% of the fully-diluted common stock of Parent as of the Closing Date, (b) all Attorney Costs of the Lenders to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lenders) and (c) all other fees and expenses required to be paid on or before the Closing Date.

(iv) Indebtedness. The Lenders shall be satisfied with the amount and terms of any intercompany indebtedness and all indebtedness and material liabilities of the Loan Parties to any third parties existing on the Closing Date. All existing Indebtedness of the Loan Parties (other than Indebtedness permitted by Section 8.01) has been (or concurrently with the initial borrowing will be) paid in full.

(v) Other Financial Information and Other Documents. The Lenders shall have received any updates or modifications to the financial information previously provided thereto by the Borrowers, as reasonably requested by the Lenders. The Lenders shall have received any other documents reasonably requested thereby in connection with the Senior Credit Agreement and this Agreement, and each such document shall be in form and substance reasonably satisfactory to the Lenders.

(c) Miscellaneous.

(i) Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No litigation, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Transaction Documents or the consummation of the transactions contemplated thereby, or which, in the Lender’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(iii) Approval of Laminar’s Investment Committee. Laminar’s credit committee and investment committee shall have reviewed and approved the terms of the Loan Documents and the other Transaction Documents.

(iv) Other Documents. All opinions, certificates and other instruments, and all proceedings in connection with the transactions contemplated by the Transaction Documents, shall be reasonably satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by the Transaction Documents.

(d) Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrowers and each other Loan Party contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(e) Defaults or Events of Default. No Default or Event of Default shall exist, or would result from the entering into the Loan Documents and the other Transaction Documents.

(f) No Default under Senior Credit Agreement. No Default or Event of Default (as each term is defined in the Senior Credit Agreement) under the Senior Credit Agreement shall exist, or would result from the funding of the Initial Notes on the Closing Date.

5.02	Conditions to Delayed Funding.

The obligation of each Lender to purchase Delayed Draw Notes on the Delayed Draw Funding Date shall be subject to the receipt by the Agent of each agreement, document and instrument set forth below (unless waived by the Required Lenders), each in form and substance satisfactory to the Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of the Agent and Lenders in their sole discretion:

(a) Loan Notice. The Agent shall have received a Loan Notice in accordance with the requirements set forth in Section 4.01(a) and this Section 5.02.

(b) Delayed Draw Notes. The Agent shall have received a duly executed Delayed Draw Note in favor of each Lender.

(c) Closing Certificate. The Agent shall have received a certificate of a Responsible Officer of the Administrative Borrower, in substantially the form of Exhibit D attached hereto, certifying (A) that all of the conditions specified in this Section 5.02 have been satisfied; (B) that since February 2, 2008 there has been no change, occurrence or development that has had or could be reasonably expected to have a Material Adverse Effect; (C) that, since February 2, 2008, there has not occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects related to the Borrowers or any of their Subsidiaries; and (D) that no actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that purport (1) to materially and adversely affect the Loan Parties or (2) to affect any transaction contemplated by this Agreement or the ability of the Loan Parties or any other obligor under the Loan Documents to perform their respective obligations under the Loan Documents.

(d) Release of D.E. Shaw Guaranty. The D.E. Shaw Guaranty delivered to the Senior Agent in connection with the Senior Credit Agreement has been terminated and released.

(e) Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects on the Delayed Draw Funding Date and the representations and warranties of the Borrowers and each other Loan Party contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects on the Delayed Draw Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(f) Defaults or Events of Default. No Default or Event of Default shall exist, or would result from the funding to occur on such Delayed Funding Date.

(g) No Default under Senior Credit Agreement. No Default or Event of Default (as each term is defined in the Senior Credit Agreement) under the Senior Credit Agreement shall exist, or would result from the funding of the Delayed Draw Notes on the Delayed Draw Funding Date.

(h) Consent to Purchase. The Lenders shall agree in their sole discretion to purchase the Delayed Draw Notes on the Delayed Draw Funding Date.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties jointly and severally represents and warrants to the Lenders that, immediately at the giving effect to the transactions contemplated herein and the other Transaction Documents:

6.01	Organization; Powers.

Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its properties and to carry on its business as now conducted and, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

6.02	Authorization; Enforceability.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.03	Governmental Approvals; No Conflicts.

The execution, delivery and performance by each Loan Party of each Loan Document (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except any of the foregoing which are immaterial in nature and except for filings necessary to perfect Liens created under the Loan Documents, as contemplated by Section 6.17, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of any Loan Party or its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or its Subsidiaries except Liens created under (i) the Loan Documents and (ii) the Senior Transaction Documents.

6.04	Financial Condition; No Material Adverse Change.

(a) The Loan Parties have heretofore furnished to the Lenders (i) audited consolidated balance sheets of Parent and its Subsidiaries as of each of the Fiscal Years ended January 28, 2006, February 3, 2007 and February 2, 2008 and the notes thereto and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Years then ended, (ii) unaudited consolidated balance sheets of Parent and its Subsidiaries as of the Fiscal Quarter ending May 3, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Quarter then ended and (iii) unaudited consolidated balance sheets of Parent and its Subsidiaries as of each of the Fiscal Months ending after the most recent Fiscal Quarter referred to in clause (ii) above and more than thirty (30) days prior to the Closing Date and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Months then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii) and (iii) above.

(b) Parent has heretofore caused to be timely filed with the SEC (i) audited consolidated balance sheets of Parent and its Subsidiaries as of the Fiscal Year ended February 2, 2008 and the notes thereto and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Year then ended and (ii) unaudited consolidated balance sheets of Parent and its Subsidiaries as of the Fiscal Quarter ended May 3, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Quarter then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c) Since February 2, 2008, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

6.05	Intellectual Property; Websites.

(a) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the current and future anticipated conduct of the Loan Parties’ and their Subsidiaries’ business, a correct and complete list of which, as of the Closing Date, is set forth on Schedule 6.05(a), the Loan Parties either (i) own the entire right, title and interest thereto or (ii) hold such interest pursuant to a valid, subsisting and enforceable license and, to the Loan Parties’ knowledge, the use thereof by the Loan Parties and their Subsidiaries does not infringe in any material respect upon the rights of any other Person.

(b) Set forth on Schedule 6.05(b) hereto is (i) a complete list of all Websites and Domain Names owned by the Loan Parties, including the domain name registrar with respect to each such Domain Name and the date on which the Loan Parties’ registration of each such Domain Name with each such domain name registrar is scheduled to expire and (ii) a complete list of all Websites and Domains Names as to which a Loan Party is the licensee and the name of the licensor with respect thereto. Each Domain Name set forth on Schedule 6.05(b) and owned by the Loan Parties is duly registered with the domain name registrar set forth on Schedule 6.05(b) opposite such Domain Name and has not been registered with any other domain name registrar. Each domain name registrar set forth on Schedule 6.05(b) with respect to each Domain Name owned by the Loan Parties is duly accredited by ICANN. The Loan Parties own and have good and marketable title to, or are licensed to use, all Websites and Domain Names set forth on Schedule 6.05(b) and, to the knowledge of the Loan Parties, the use thereof by the Loan Parties does not infringe upon the rights of any other Person in any material respect. The Websites and Domain Names owned by the Loan Parties have been maintained and renewed in accordance with all applicable laws, rules and regulations and all applicable rules and procedures of each domain name registrar and ICANN. The Loan Parties have taken commercially reasonable steps to protect their rights and interests in and to their Websites and Domain Names.

6.06	Litigation.

There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Senior Transaction Documents.

6.07	Compliance with Laws.

Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

6.08	Investment and Holding Company Status.

No Loan Party nor any of its Subsidiaries is, nor is controlled by a company other than the Lenders and their Affiliates that is, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

6.09	Taxes.

Except as disclosed on Schedule 6.09, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves and (y) Taxes the non-payment of which, in the aggregate, is not reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.09, no Tax liens have been filed and no material claims have been asserted in writing with respect to any such Taxes.

6.10	ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

(b) No Non-U.S. Plan has incurred any unfunded liability which could reasonably be expected to give rise to a Material Adverse Effect.

(c) Except as required by applicable law, or which could not reasonably be expected to give rise to a Material Adverse Effect, neither the Loan Parties nor any Subsidiary thereof maintains, sponsors or contributes to any plan, policy or arrangement that provides medical benefits to retirees or their beneficiaries.

6.11	Disclosure.

Each Loan Party and each of its Subsidiaries has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Loan Parties to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such projected statements are based on good faith estimates and assumptions believed to be reasonable at the time made.

6.12	Material Agreements.

Schedule 6.12 accurately and completely lists all material agreements to which each of the Loan Parties is a party, including, without limitation, all material purchase agreements, material customer agreements, material right of way or occupancy agreements, material lease agreements, material consulting agreements, material management agreements and material employment agreements. All of such agreements are valid, subsisting and in full force and effect and none of the Loan Parties, as applicable, or, to the knowledge of the Loan Parties, any other parties, are in material default thereunder. The Loan Parties have provided true and complete copies of all such agreements to the Lenders. Set forth on Schedule 6.12 hereto is a complete and correct list of all material credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrowers or any of their Subsidiaries, and all material obligations of the Borrowers or any of their Subsidiaries to issuers of material surety or appeal bonds issued for account of the Borrowers or any such Subsidiary as of the Closing Date, and correctly sets forth the names of the debtor and creditor with respect to the Indebtedness obligations outstanding or to be outstanding and the property subject to any Lien securing such Indebtedness obligation as of the Closing Date. The Borrowers have heretofore delivered to the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date.

6.13	Solvency.

(a) Immediately after the issuance of the Notes and Warrants on the Closing Date, with respect to any Loan Party, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.14	[Reserved].

6.15	Capitalization and Subsidiaries.

Except as set forth in Parent’s SEC filings, Parent has not issued any of its Capital Stock and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional equity interest in the Loan Parties, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights. All the outstanding Capital Stock of Parent will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. Except as set forth in Parent’s SEC filings, none of the Loan Parties is a party to any “phantom stock”, employee stock option plan, other equity-based incentive plan or similar agreement. Except as set forth on Parent’s SEC filings, (i) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Loan Parties pursuant to any requirement of Law or Contractual Obligation applicable to the Loan Parties and (ii) no registration rights under the Securities Act have been granted by the Loan Parties with respect to its equity securities or interests. The Parent owns 100% of the ownership interests in the Borrowers and all common stock or other ownership interests in the Borrowers’ Subsidiaries are owned by the Borrowers or one or more Subsidiaries thereof.

6.16	Mutual Benefit.

Each Loan Party expects to derive substantial benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive substantial benefit), directly or indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of a combined group of companies. Each Loan Party has determined that (i) such Loan Party derives substantial benefit from the successful operations of each other Loan Party, (ii) that such Loan Party could not separately obtain credit on terms as favorable to such Loan Party as the terms of the credit being extended by the Lenders to the Borrowers hereunder, and (iii) the execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its corporate or limited liability company purpose, will be of substantial direct and indirect benefit to such Loan Party, and is in such Loan Party’s best interest.

6.17	Security Interest in Collateral.

The provisions of this Agreement and the other Loan Documents will, when executed and delivered, create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, and (upon the filing of UCC-1 financing statements in the jurisdictions listed on Schedule 6.17, the filing, recording or registering of financing statements or analogous documents under other applicable personal property security laws in the jurisdictions listed on Schedule 6.17) such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

6.18	Labor Matters.

As of the Closing Date, (a) except as set forth on Schedule 6.18, there is no collective bargaining agreement or other material labor contract covering employees of any Loan Party or any of its Subsidiaries, (b) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or any of its Subsidiaries or for any similar purpose, and (c) there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or any of its Subsidiaries or employees.

6.19	Affiliate Transactions.

Except as set forth in Parent’s SEC filings, there are no Contractual Obligations of a Loan Party to any of the officers, directors, shareholders, Affiliates or their respective Affiliates, or Related Parties, of a Loan Party other than (i) for payment for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of a Loan Party, (iii) for standard employee benefits made generally available to all employees of the Borrowers, (iv) pursuant to any of the Transaction Documents, (v) for sales of products in the ordinary course of business and (vi) Contractual Obligations entered into on an arms’ length basis on terms that such Loan Party would receive if the counterparty were not an officer, director, shareholder, Affiliate or Related Party. Except as set forth in Parent’s SEC filings, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of any Loan Party has incurred Indebtedness to a Loan Party or has any direct or indirect material ownership interest in any Person with which a Loan Party is affiliated or, to the Loan Parties’ best knowledge, with which a Loan Party has a business relationship except that such Person may own stock in publicly traded companies. Other than as set forth in Parent’s SEC filings, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of a Loan Party, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with a Loan Party. Except as may be expressly disclosed in notes to the Audited Financial Statements, no Loan Party is a guarantor or indemnitor of any Indebtedness of any other Person.

6.20	Title; Real Property.

(a) Each Loan Party has good and marketable title to, or valid leasehold interests in, all real or immovable property and good title to all personal or movable property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Loan Parties or purported to have been acquired by any Loan Party after the date of such financial statements (except as sold or otherwise disposed of since such date as permitted by this Agreement), and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.02.

(b) Set forth on Schedule 6.20 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Loan Party and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof. Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Loan Party’s knowledge, no default by any party to any material lease or material sublease exists.

6.21	Environment.

Except as set forth on Schedule 6.21:

(a) The operations of each Loan Party are and since its formation have been in compliance with all applicable Environmental Laws, other than (i) any past non-compliance for which there are no remaining obligations or liabilities, and (ii) non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect.

(b) No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities is attached to any property of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(c) No Loan Party has caused or suffered to occur a Release of Hazardous Materials on, at, in, under, above, to, or from any real or immovable property of any Loan Party and each such real or immovable property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(d) No Loan Party, or to its knowledge, any corporate predecessor, (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Environmental Liabilities, except as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(e) To the extent requested by the Agent, each Loan Party has made available to the Agent copies of the environmental reports, reviews and audits and other documents pertaining to actual or potential Environmental Liabilities set forth on Schedule 6.21.

6.22	Insurance.

Each insurance policy maintained by or on behalf of the Loan Parties as of the Closing Date is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.

6.23	Deposit Accounts.

Schedule 6.23 lists all banks and other financial institutions at which any Loan Party or any of its Subsidiaries maintains Deposit Accounts as of the Closing Date and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.

6.24	Customer and Trade Relations.

Except as set forth on Schedule 6.24, as of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party or any of its Subsidiaries with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any of its Subsidiaries with any supplier material to its operations.

6.25	Processors.

As of the Closing Date, Schedule 6.25 lists all Processors that provide any Loan Party with credit card or debit card processing services, and such Schedule correctly identifies the name and address of each Processor, and the name in which such services are provided. True and complete copies of each agreement listed on Schedule 6.25 have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Loan Party that is a party thereto and, to the best knowledge of the Loan Parties, binding upon the other parties thereto in accordance with their terms. The Loan Parties are not in default under any such agreements, which default could have a Material Adverse Effect.

6.27	Patriot Act.

Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.28	Use of Proceeds.

(a) General. The proceeds of the Notes shall be used solely to (i) fund ongoing working capital requirements of the Borrowers and (ii) pay fees and expenses related to the Loan Documents.

(b) Regulations U and X. No portion of the proceeds of any such advances shall be used by the Borrowers for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

6.29	Nature of Business.

Parent is not engaged in any business other than ownership, directly or indirectly, of all of the outstanding Capital Stock of the Borrowers. No Subsidiary of the Borrowers is engaged in any business other than the businesses described in Parent’s SEC filings.

6.30	Registration Statement.

(a) When filed and declared effective by the SEC, the Registration Statement and any prospectus supplement will comply in all material respects with the Securities Act, and the rules and regulations of the SEC thereunder, and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto and as of the date of the prospectus supplement and any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the prospectus supplement, as amended or supplemented after the Closing Date as required by the SEC’s rules and regulations, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The documents incorporated by reference in the Registration Statement, when filed with the SEC, conform or will conform, as the case may be, in all material respects to the requirements of the Exchange Act, and none of such documents contained or will contain an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The financial statements, and the related notes thereto, included or incorporated by reference in the Registration Statement present or will present, as the case may be, fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; said financial statements have been and will be prepared in conformity with GAAP applied on a consistent basis except as set forth in the notes thereto, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein.

6.31	SEC Reports: Financial Statements.

Parent has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Parent was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.32	Internal Accounting Controls.

To the extent required under the Securities Act or the Exchange Act, and except as set forth in the SEC Reports, Parent and its Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between the accountants and lawyers formerly or presently employed by Parent with respect to any fees owed to its accountants and lawyers. To the extent required under the Securities Act or the Exchange Act, and except as set forth in the SEC Reports, Parent maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for Parent and designed such disclosures controls and procedures to ensure that material information relating to Parent, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. To the extent required under the Securities Act or the Exchange Act, (a) Parent’s certifying officers have evaluated the effectiveness of Parent’s controls and procedures as of the end of the period covered by the Company’s Form 10-K for the fiscal year ended February 2, 2008 and Form 10-Q for the fiscal quarter ended May 3, 2008 (each such date, the “Evaluation Date”), (b) Parent presented the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of each Evaluation Date and (c) since the most recent Evaluation Date, there have been no significant changes in Parent’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls.

6.33	Private Placement.

Assuming the accuracy of the representations and warranties of Laminar set forth in Article VIA, the offer, issuance and sale of the Warrants to Laminar as contemplated hereby are exempt from the registration requirements of the Securities Act.

6.34	Principal Market; Approvals.

The issuance and sale of the Warrants hereunder does not contravene the rules and regulations of the Principal Market and no Shareholder Approval is required (i) in connection with the issuance and sale of the Warrants being acquired by Laminar as contemplated by this Agreement, and (ii) for Parent to fulfill its obligations under the Equity Documents.

6.35	Listing and Maintenance Requirements.

Parent has not, in the 12 months preceding the date hereof, received notice from any Principal Market on which any of its securities is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such Principal Market. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

6.36	Application of Takeover Protections.

Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Parent’s Organizational Documents, as amended through the date hereof, or the laws of its state of incorporation that is or could become applicable to Laminar as a result of Laminar and Parent fulfilling their obligations or exercising their rights under the Equity Documents, including without limitation as a result of Parent’s issuance of the Warrants and Laminar’s ownership of the Warrants.

6.37	Acknowledgment Regarding Laminar’s Purchase of Warrants.

Parent acknowledges and agrees that Laminar is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. Parent further acknowledges that Laminar is not acting as a financial advisor or fiduciary of Parent (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by Laminar or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to Laminar’s purchase of the Warrants. Parent further represents to Laminar that Parent’s decision to enter into this Agreement has been based solely on the independent evaluation of Parent and its representatives.

6.38	No General Solicitation or Advertising in Regard to this Transaction.

Neither Parent, nor, to the knowledge of Parent, any of its directors or officers (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D of the Securities Act) or general advertising with respect to the sale of the Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of Parent’s offer and sale of the Warrants under the Securities Act or made any “directed selling efforts” as defined in Rule 902 of Regulation S.

ARTICLE VIA.

REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each of the Lenders, severally and not jointly, represents and warrants only as to itself to the Borrowers as follows:

(a) It is (i) an “accredited investor” as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Lenders is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Lenders’ property shall at all times be and remain within its control.

(b) It understands that the Notes will not be registered under the Securities Act, by reason of their issuance by the Borrowers in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

(c) It has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

(d) It has been furnished with or has had access to the information it has requested from the Borrowers and has had an opportunity to discuss with the management of the Borrowers the business and financial affairs of the Loan Parties, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Borrowers hereunder or the right of the Lenders to rely thereon and to seek indemnification hereunder.

(e) Either (i) no part of the funds to be used by such Lender to acquire or hold the Notes constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any “plan” within the meaning of Section 4975 of the Code or (ii) the acquisition and holding of the Notes by such Lender is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each of its Subsidiaries to:

7.01	Financial Statements and Other Information.

The Loan Parties will furnish to the Agent:

(a) within ninety (90) days after the end of each Fiscal Year, the audited consolidated and unaudited consolidating balance sheet of Parent and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, together with unaudited business segment reporting to the extent required by GAAP and the SEC, setting forth in each case in comparative form the figures for the previous Fiscal Year, which in the case of such consolidated financial statements shall be reported on by independent public accountants of recognized national standing (without a “going concern” qualification, paragraph of emphasis or explanatory note or any like qualification, explanation or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters, the consolidated and consolidating balance sheet of Parent and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, together with unaudited business segment reporting to the extent required by GAAP and the SEC, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each Fiscal Month of the Borrowers, the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clauses (a), (b) or (c) above, a Compliance Certificate in substantially the form of Exhibit F (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 8.11, 8.12 and 8.13, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.04 which affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) [Reserved];

(f) not less than thirty (30) days prior to the end of each Fiscal Year, a copy of the financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement of the Borrowers for each month of the immediately succeeding Fiscal Year in form reasonably satisfactory to the Agent;

(g) promptly upon the reasonable request of the Agent at any time while the Notes are outstanding, such other financial or operation information as the Agent may reasonably request (including any information required to be delivered by the terms of the Senior Credit Agreement).

(h) as soon as possible and in any event within twenty (20) days of filing thereof, copies of all tax returns filed by any Loan Party with the Internal Revenue Service;

(i) as soon as possible and in any event within two-hundred and seventy days after the close of the Fiscal Year, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA;

(j) together with the delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (a) above, a certificate of an Responsible Officer updating the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this paragraph (j);

(k) together with the financial statements delivered pursuant to each of Sections 7.01(a) and (b), a management discussion and analysis that includes a comparison to budget for that fiscal year or fiscal quarter, as applicable, and a comparison of performance for that fiscal year or fiscal quarter to the corresponding period in the prior year;

(l) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement as the Agent or any Lender may reasonably request.

7.02	Notices of Material Events.

The Loan Parties will furnish to the Agent prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the assertion by the holder of any Indebtedness of any Loan Party in excess of $100,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(c) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that: (i) seeks damages in excess of $100,000; (ii) seeks injunctive relief, alleges criminal misconduct or the violation of any law by any Loan Party or involves any product recall, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (iii) alleges that the use by any Loan Party of any patent, trademark, Domain Name or Website infringes upon the rights of any Person or otherwise challenges any Loan Party’s claim of ownership in or right to use any Website or Domain Name, any Loan Party’s right to register any Website or Domain Name owned by the Loan Parties, or its right to keep and maintain such registration in full force and effect;

(d) any Lien (other than Permitted Encumbrances and Liens permitted under Section 8.02(f)) securing a claim or claims made or asserted against any of the Collateral;

(e) commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $100,000;

(f) the opening of any new Deposit Account by any Loan Party with any bank or other financial institution;

(g) any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance;

(h) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such accountants;

(i) any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(j) all material amendments to any lease with respect to real property leased by any Loan Party, together with a copy of each such amendment;

(k) promptly after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of their Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(l) the occurrence of any ERISA Event or underfunding of any Non-U.S. Plan that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability for the Loan Parties and their Subsidiaries greater than $100,000; and

(m) (i) the occurrence of unpermitted Releases of Hazardous Material of which any Loan Party is aware, (ii) the receipt by any Loan Party of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (i), (ii) and (iii) (and, in the case of clause (iii), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $100,000;

(n) any change in any of the Loan Parties’ Domain Names which would be reasonably expected to result in a Material Adverse Effect or any cancellation, lapse, termination or transfer of any Domain Name of any Loan Party; and

(o) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.03	Existence; Conduct of Business.

Each Loan Party will, and will cause its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

7.04	Payment of Obligations.

Each Loan Party will, and will cause its Subsidiaries to, pay or discharge when due all Material Indebtedness and all other material liabilities and obligations, including taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party and its Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP, (c) such liabilities would not result in aggregate liabilities in excess of $50,000 and (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

7.05	Maintenance of Properties and Intellectual Property Rights.

Each Loan Party will, and will cause its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition sufficient and advisable for the ordinary operations of such Loan Party, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as conducted on the date of this Agreement.

7.06	Books and Records; Inspection Rights.

Each Loan Party will, and will cause its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all requirements of law. The Loan Parties shall at all times maintain an automated account receivable reporting system reasonably satisfactory to the Agent. Each Loan Party will, and will cause its Subsidiaries to, permit any representatives or independent contractors designated by the Agents, upon reasonable prior notice, at the expense of the Borrowers, to visit and inspect during normal business hours its properties, to inspect and verify the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that such inspections shall be limited to twice per calendar year so long as no Default or Event of Default exists. After the occurrence and during the continuance of any Event of Default, each Loan Party will use commercially reasonable efforts to provide the Agents and each Lender with access to its suppliers. In addition to and not in limitation of any other inspection rights set forth above in this Section 7.06 and during the time that a Default or an Event of Default has occurred and is continuing, each Loan Party will, and will cause its Subsidiaries to, permit the Agent or any representatives designated by the Agent (including any third party consultants, accountants, lawyers and appraisers) to conduct, at the Loan Parties’ sole cost and expense, commercial field examinations of the business, operations and assets of the Loan Parties at such time or times as the Agents may determine. The Loan Parties acknowledge, that the Agent, after exercising their right of inspection and right to conduct or cause to be conducted commercial field examinations, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agents and the Lenders.

7.07	Compliance with Laws.

Each Loan Party will, and will cause its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.08	Use of Proceeds.

The proceeds of the Loans will be used only (i) to fund ongoing working capital requirements of the Borrowers and (ii) to pay fees and expenses related to the Loan Documents. No part of the proceeds of the Notes will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other regulations of the Board or a violation of the Exchange Act.

7.09	Insurance.

Each Loan Party will, and will cause its Subsidiaries to, maintain with financially sound and reputable carriers against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customary in the business of such Person. All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Agent. All policies covering the casualty of the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agent, with the loss payable and additional insured endorsement in favor of the Agent, and shall provide for not less than 30 days’ prior written notice to the Agent of the exercise of any right of cancellation and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Loan Party which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. The Loan Parties will not, and will not permit their Subsidiaries to, use or permit any property to be used in any manner which would be reasonably likely to render inapplicable any insurance coverage. The Borrowers will cause any insurance or condemnation proceeds received by any Loan Party to be immediately forwarded to (a) the Control Agent to the extent required by the Intercreditor Agreement or (b) the Agent to the extent such proceeds are not required by the Intercreditor Agreement to be forwarded to the Control Agent, which proceeds shall be applied to the reduction of the Obligations in accordance with Section 4.03. Original policies or certificates thereof reasonably satisfactory to the Agent evidencing such insurance shall be delivered to the Agent at least 30 days prior to the expiration of the existing or preceding policies.

7.10	Appraisals.

At any time that the Agent requests, each Borrower will, and will cause each other Loan Party to, at the sole expense of the Loan Parties, provide the Agent with copies of appraisals or updates thereof of their Inventory prepared for the Senior Lenders. In addition, if a Default or Event of Default shall have occurred and be continuing, then at any time that the Agent requests, each Borrower will, and will cause each other Loan Party to, at the sole expense of the Loan Parties, provide the Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Agent, and prepared on a basis satisfactory to the Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations.

7.11	Additional Collateral; Further Assurances.

(a) The Loan Parties will, unless the Required Lenders otherwise consent, cause each of their Subsidiaries (excluding any Foreign Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a

Loan Party by executing this Agreement through a joinder agreement in form and substance reasonably satisfactory to the Agent. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(b) Each Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries to be subject at all times to a Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents or other security documents as the Collateral Agent shall reasonably request, and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Borrower or any Subsidiary to be subject at all times to a Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request; provided that if, as a result of a change in applicable law after the date hereof, a pledge of a greater percentage than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) could not reasonably be expected to cause (1) undistributed earnings of such Foreign Subsidiary (as determined for federal income tax purposes) to be treated as a deemed dividend to such Foreign Subsidiary’s domestic parent or (2) other material adverse tax consequences, then the Borrowers will take steps to cause such greater percentage to be subject to a Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent.

(c) Without limiting the foregoing, each Loan Party will, and will cause each subsidiary of a Loan Party which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and will take or cause to be taken such actions as any Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 5.01 (as applicable).

7.12	[Reserved].

7.13	Deposit Accounts.

Each Loan Party shall execute and deliver and cause each banking institution at which such Loan Party maintains any Deposit Account to execute and deliver to the Senior Agent or Control Agent (so long as the Intercreditor Agreement is in effect) or the Collateral Agent (to the extent the Intercreditor Agreement is no longer in effect) a Deposit Account Control Agreement for each Deposit Account of each such Loan Party, which Deposit Account Control Agreement shall provide the Senior Agent, Control Agent or the Collateral Agent, as applicable, with the right, at any time following the occurrence and during the continuance of an Event of Default, in addition to all other rights provided herein and in the other Loan Documents, to direct the banking institution at which such Deposit Account is maintained to follow all instructions given to such banking institution by the Senior Agent, Control Agent or the Collateral Agent, as applicable, including without limitation, instructions regarding the transfer of funds held in such Deposit Account; provided that, the Loan Parties shall be permitted to maintain Deposit Accounts that are not subject to Deposit Account Control Agreements so long as the aggregate amount of funds on deposit in (x) each such Deposit Account of any Loan Party does not exceed $10,000 during any period of more than 72 consecutive hours, and (y) all such Deposit Accounts of the Loan Parties does not exceed $50,000 during any period of more than 72 consecutive hours.

7.14	Processors.

The Loan Parties shall comply in all material respects with all obligations of the Loan Parties under each credit or debit card processing agreement to which any Loan Party is a party.

7.15	Environmental Matters.

In the event of any Release that triggers reporting obligations under any applicable Environmental Laws and that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, at the request of the Agent, the Borrowers, at their own expense, shall provide to the Lenders within ninety (90) days after the Release an environmental site assessment report of the property(ies) where such a Release has taken place or that has otherwise been impacted by the Release, by an environmental consulting firm chosen by the Borrowers and reasonably acceptable to the Agent, addressing the Release, the proposed cleanup, response or remedy and the associated cost. Not limiting the generality of the immediately preceding two sentences, if the Agent determines that a material environmental risk exists, the Agent may independently retain an environmental consulting firm to conduct an environmental site assessment of the property(ies) and the Borrowers hereby grant, and agree to cause any Subsidiary that owns such property(ies) to grant, access to the property(ties) upon reasonable notice to the Administrative Borrower, subject to the rights of tenants, during normal business hours, provided, however, that no testing, sampling or other invasive investigation shall be performed as part of such environmental site assessment.

7.16	[Reserved].

7.17	Maintenance of Websites and Domain Names.

The Loan Parties (a) shall take all actions customarily taken by companies engaged in the same or similar business to maintain, preserve and protect their rights and interests and the rights and interests of the Agent with respect to all Websites and Domain Names of the Loan Parties, including without limitation, making all necessary filings, registrations and applications with the appropriate domain name registrars and paying all fees, costs and expenses associated therewith, (b) shall maintain the effectiveness of all owned Domain Name registrations with an ICANN-accredited domain name registrar and shall not permit any such registrations to lapse or to be cancelled, abandoned or terminated, (c) shall provide written notice to the Agent of the Loan Parties’ registration of any additional Domain Name (other than the Domain Names set forth on Schedule 6.05(b)) within 30 days after such registration and, upon the request of the Agent, execute and deliver or cause to be executed and delivered to the Agent or the Control Agent documentation with respect to such Domain Name comparable to that provided pursuant to Senior Credit Agreement, (d) shall not transfer the registration of any Domain Name from any domain name registrar to any other domain name registrar, (e) shall comply in all material respects with all of the Loan Parties’ obligations under all Website Agreements, shall maintain the effectiveness of all Website Agreements material to the business or operations of the Loan Parties and shall not consent to any modification, supplement or waiver of any term or provision of any (A) Website Agreement with respect to which the Agent or the Control Agent has received a Website Consent Agreement or (B) any Website Agreement (other than any Website Agreement referred to in the foregoing clause (A)) material to the business or operations of the Loan Parties, unless such modification, supplement or waiver is not adverse to the rights or interests of Agent and the Lenders and the Loan Parties have reasonably determined that such modification, supplement or waiver is in the best interests of the business of the Loan Parties, (f) shall at all times maintain in full force and effect Website Agreements material to the business or operations of the Loan Parties, in form and substance reasonably satisfactory to the Agent, with a web hosting company and with other internet service providers reasonably acceptable to the Agent pursuant to which such

Persons shall provide web hosting, database management and maintenance and disaster recovery services to the Loan Parties on terms reasonably acceptable to the Agent, (g) shall not enter into any new Website Agreement material to the business or operations of the Loan Parties without giving the Agent at least 30 days prior written notice and, to the extent requested by the Agent, executing and delivering and causing each other party to such Website Agreement to execute and deliver to the Agent or the Control Agent a Website Consent Agreement in form and substance reasonably satisfactory to the Agent with respect thereto, (h) shall maintain or cause to be kept and maintained all Websites and all equipment used in connection therewith in good working order and condition, (i) shall at all times maintain in full force and effect disaster recovery and database backup plans and procedures of a type customarily maintained by companies engaged in the same or similar business and (j) to the extent requested by the Agent at any time when a Default has occurred and is continuing, shall (A) maintain backup copies of the Loan Parties’ database and passwords, security codes and other means necessary to access the Loan Parties’ Websites and computer systems with a third party escrow agent reasonably satisfactory to the Agent and (B) cause such escrow agent to enter into, and at all times thereafter maintain in full force and effect, a Website Agreement and a Website Consent Agreement in favor of the Agent, each in form and substance reasonably satisfactory to the Agent, with respect to the services contemplated by the foregoing clause (A); provided, however, that, in the case of a Default under Section 9.01(c) by reason of the Loan Parties’ failure to comply with Section 7.01, the Agent shall not request that any of the actions set forth in the foregoing clauses (A) and (B) be taken unless (1) such Default continues unremedied for a period of 60 days or (2) the Obligations, or any portion thereof, shall have been accelerated by the Agent pursuant to Section 9.01.

7.18	Modifications of Senior Transaction Documents.

If the Loan Parties amend, change, add, or otherwise modify the provisions of the Senior Transaction Documents to be more restrictive to the Loan Parties than the existing provisions in the Senior Transaction Documents in effect as of the Closing Date, then, at the option of the Required Lenders upon delivery of written notice, the Loan Parties agree to amend, add or otherwise modify the provisions in the Loan Documents, it being understood that no such modification shall add a financial covenant to the Loan Documents without the consent of the Senior Agent. The Loan Parties agree to effectuate all such amendments, changes, additions and/or modifications concurrently with the modifications of the Senior Transaction Documents.

7.19	Remarketing Cooperation.

At the request of any Lender, cooperate with such Lender in completing any resale of any portion of the Notes. Such cooperation shall include, without limitation, the following: (i) as promptly as reasonably practicable following a request by the Lenders, producing information related to the Loan Parties and their business and operations necessary to produce, prepare and complete a preliminary offering memorandum (“Offering Memorandum”) relating to such Notes; (ii) delivering to the Lenders all audited consolidated financial statements of the Borrowers and the other Loan Parties, prepared in accordance with GAAP and all other data and schedules of the Borrowers and the other Loan Parties, and such unaudited consolidated financial statements of the Borrowers and the other Loan Parties, pro forma financial statements, in each case, prepared in accordance with, or reconciled to, GAAP; and (iii) providing direct contact between the Borrowers’ senior management and prospective purchasers in meetings and participating in presentations to prospective purchasers with reasonable notice. All materials supplied or available under this Section 7.20 (including any materials referred to or incorporated by reference therein, “Resale Materials”) will not, as of their date and as of the closing of any private offering, or resale, of Notes, when taken as a whole, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Borrowers hereby expressly acknowledge the indemnification provisions of Section 10.18 hereof are specifically applicable and relate to Resale Materials.

ARTICLE VIII.

NEGATIVE AND FINANCIAL COVENANTS

So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, each Loan Party shall not, and shall not permit any of its Subsidiaries to directly or indirectly:

8.01	Indebtedness.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, create, incur or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 8.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof;

(c) Indebtedness under the Senior Transaction Documents;

(d) Indebtedness of any Loan Party to any other Loan Party, provided that

(i) the applicable Loan Parties shall have executed on the Closing Date a demand note to evidence any such intercompany Indebtedness owing at any time by any applicable Loan Party to another applicable Loan Party, which demand notes shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Senior Agent pursuant to the Intercreditor Agreement as additional collateral security for the Obligations;

(ii) each Loan Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Agent; and

(iii) the obligations of the Loan Parties under any such intercompany notes shall be subordinated to the Obligations hereunder in accordance with Section 10.21.

(e) Guarantees by a Loan Party of Indebtedness of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 8.01;

(f) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (ii) such indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $125,000 at any time outstanding and (iv) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would be caused thereby;

(g) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clause (b) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(i) Indebtedness in respect of deposits or advances received in the ordinary course of business in connection with the sale of goods and services;

(j) Swap Obligations to the extent permitted under Section 8.05; and

(k) other unsecured Indebtedness in an aggregate principal amount not exceeding $125,000 at any time outstanding.

8.02	Liens.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) the filing of financing statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods;

(c) leases or subleases of assets or properties of a Loan Party, in each case entered into in the ordinary course of such Loan Party’s business and not prohibited by this Agreement or any other Loan Document so long as such leases do not, individually or in the aggregate (i) interfere in any material respect with the ordinary conduct or business of such Loan Party and (ii) materially impair the use or the value of the property or assets subject thereto;

(d) any Lien on any property or asset of any Loan Party or its Subsidiaries existing on the date hereof and set forth in Schedule 8.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(e) Liens securing Indebtedness incurred pursuant to Section 8.01(f) to finance the acquisition of fixed or capital assets; provided that such security interests shall not apply to any property or assets of such Loan Party or its Subsidiaries other than the assets financed by such Indebtedness.

8.03	Fundamental Changes; Asset Sales.

(a) Except as otherwise provided in this Section 8.03, the Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (x) any Borrower (other than Parent) may merge into any other Borrower, provided that in the event the Administrative Borrower is party to such merger it shall be the surviving corporation, and (y) any Loan Party (other than any Borrower) may merge into (1) any Borrower in a transaction in which such Borrower is the surviving corporation or (2) any other Loan Party (other than any Borrower).

(b) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), except that any Loan Party may sell, transfer, lease or otherwise dispose of (i) its assets to any Loan Party, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (ii) Inventory in the ordinary course of business, (iii) equipment that is obsolete or no longer useful in its business; provided that (1) the Administrative Borrower shall provide prompt written notice to the Agent of any equipment that is sold, transferred, leased or otherwise disposed of and (2) such Loan Party complies with the mandatory prepayment provisions in Section 4.03, and (iv) other assets having a book value not exceeding $125,000 in the aggregate in any Fiscal Year, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing. The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 8.03(b) (other than pursuant to clause (ii) of this Section 8.03(b)) shall be delivered to the Agent as required by Section 4.03 and applied to the Obligations as set forth therein.

(c) Parent will not at any time cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding Capital Stock of each other Borrower on a fully diluted basis; provided that, subject to the provisions of Section 8.03(a), any Borrower (other than Parent) may be merged into any other Borrower.

(d) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

8.04	Investments, Loans, Advances, Guarantees and Acquisitions.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a) Permitted Investments, subject to a security interest in favor of the Collateral Agent for the benefit of the Lenders in a manner reasonably satisfactory to the Collateral Agent;

(b) investments in existence on the date of this Agreement and described in Schedule 8.04;

(c) (i) investments made by any Loan Party in the Capital Stock of any wholly-owned Subsidiary which is a Loan Party, and (ii) investments made by any Subsidiary which is not a Loan Party in the Capital Stock of any Subsidiary which is a Loan Party;

(d) loans or advances made by a Loan Party to any other Loan Party permitted by Section 8.01;

(e) Guarantees constituting Indebtedness permitted by Section 8.01;

(f) loans or advances made by a Loan Party to (i) senior executives of the Loan Parties on an arms-length basis in the ordinary course of business for relocation costs up to a maximum of $125,000 in the aggregate at any one time outstanding for all such loans and advances and (ii) its employees (other than as set forth in the foregoing clause (i)) on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $12,500 to any employee and up to a maximum of $65,000 in the aggregate at any one time outstanding for all such loans and advances;

(g) subject to the terms of the Security and Pledge Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party in connection with the bankruptcy or reorganization of Account Debtors or in settlement or delinquent obligations of Account Debtors in the ordinary course of business and consistent with past practice;

(h) advances in the form of a pre-payment of expenses, so long as such expenses are being paid in accordance with customary trade terms of such Loan Party;

(i) non-cash consideration received in connection with the sale, transfer, lease or disposal of any asset in compliance with Section 8.03(b); and

(j) Swap Agreements otherwise permitted under Section 8.05;

8.05	Swap Agreements.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or its Subsidiaries has actual exposure (other than those in respect of Capital Stock of any Loan Party or its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of the Loan Party or its Subsidiaries or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of the Loan Party or its Subsidiaries.

8.06	Restricted Payments; Certain Payments of Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) any Loan Party may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock;

(ii) any Subsidiary of any Loan Parties may declare and pay dividends with respect to its Capital Stock to any Loan Party; and

(iii) so long as no Default or Event of Default shave have occurred and be continuing, Parent may redeem or repurchase shares of its Capital Stock (or outstanding options to acquire its Capital Stock) held by any of its stockholders upon the death, disability or termination of employment of any such stockholder, provided that the aggregate of all such redemptions and repurchases under this clause (iii) shall not exceed $125,000 in the aggregate after the Closing Date.

(b) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund, deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, other than payments of regularly scheduled principal and interest in respect of any Indebtedness permitted under Section 8.01(d) to the extent such payments are permitted by Section 10.21.

8.07	Transactions with Affiliates.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Loan Party and another Loan Party that is a wholly owned Subsidiary of a Loan Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 8.06.

8.08	Restrictive Agreements.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of any Borrower or to Guarantee Indebtedness of the Borrowers or any other Subsidiary of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any Senior Transaction Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

8.09	Amendment of Material Documents.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, agree to any amendment, modification or waiver of any term or provision of (a) its Organizational Documents (except as otherwise expressly provided in Section 8.03(a)) or any Material Agreement, in each case, to the extent that such amendment, modification or waiver could, in the reasonable opinion of the Agent, have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing any Subordinated Indebtedness. The Loan Parties will not, and will not permit any Subsidiary to, agree to any amendment, modification or waiver of any term or provision of any web partner agreement with any Applicable Partner without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed.

8.10	Prepayment of Indebtedness.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Senior Indebtedness, (ii) the Obligations, (iii) refinancings of Indebtedness permitted under Section 8.01(b) to the extent permitted under Section 8.01(g) and (iv) payment of secured Indebtedness permitted under Sections 8.01(b) and (f) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

8.11	Capital Expenditures.

The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, make, or be committed to make, Capital Expenditures which in the aggregate in any Fiscal Year exceed the Maximum Capital Expenditure Amount for such Fiscal Year.

8.12	[Reserved].

8.13	[Reserved].

8.14	Sale Leasebacks.

The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

8.15	Change of Corporate Name or Location; Change of Fiscal Year.

Except as otherwise expressly provided in Section 8.03(a), no Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Agent and after Collateral Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any reasonable action requested by Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year.

8.16	Billing, Credit and Collection Policies.

The Loan Parties will not, and will not permit any of their Subsidiaries to, make any change in their respective billing, credit and collection policies, which change would, based upon the facts and circumstances in existence at such time, reasonably be expected to materially adversely affect the collectibility, credit quality or characteristics of the Accounts, or the ability of the Borrowers to perform their obligations, or the ability of the Collateral Agent to exercise any of its rights and remedies, hereunder or under any other Loan Document.

8.17	Equity Issuances.

No Loan Party will, or will permit any Subsidiary to, issue any additional shares of its Capital Stock or other equity interests, except that Parent may issued Qualified Equity Interests so long as no Change in Control results therefrom.

8.18	Hazardous Materials.

No Loan Party or its Subsidiaries shall cause or suffer to exist any release of any Hazardous Material on, at, in, under, above, to or from any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any other property, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

8.19	Gift Acquisition.

Notwithstanding anything herein to the contrary (a) the Loan Parties shall be permitted to dissolve Gift Acquisition so long as all assets of Gift Acquisition are distributed to one or more other Loan Parties concurrently with such dissolution; (b) Gift Acquisition shall not engage in any business or activity other than the winding down of its current operations and the dissolution referred to in the foregoing clause (b); (c) Gift Acquisition shall not incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Loan Documents), assume or guaranty any Indebtedness of any other Person (other than under the Loan Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Loan Documents); and (d) the Loan Parties will not take any of the following actions or permit any Subsidiary to take any of the following actions: (i) make any loan or advance to, or capital contribution or investment in, or guaranty any indebtedness or other obligations of, Gift Acquisition, (ii) transfer, sell, lease, assign or otherwise dispose of any property to Gift Acquisition or (iii) purchase or acquire property from Gift Acquisition (other than as contemplated by the foregoing clause (a)); provided, however, that any Loan Party may make loans, advances or asset transfers to, or capital contributions or other investments in, Gift Acquisition prior to its dissolution so long as the aggregate amount of all such loans, advances, asset transfers, capital contributions and other investments made from and after the Closing Date shall not exceed $50,000 in the aggregate at any one time outstanding.

8.20	Anti-Layering.

Notwithstanding the provisions of Section 8.01, incur any Indebtedness that is subordinate or junior in any respect to any Indebtedness arising under the Senior Credit Agreement and senior in any respect to any Indebtedness arising under the Notes and the other Obligations.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

If any of the following Events of Default shall occur and be continuing:

(a) the Borrowers shall fail to pay (i) any Principal of any Note when due (whether by scheduled maturity, required repayment, acceleration or otherwise) or (ii) within three (3) days after the due date, any interest on any Note, any fee, indemnity or other amount payable under this Agreement or any other Loan Document (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Sections 7.01, 7.02(a), 7.03 (with respect to a Loan Party’s existence), 7.08, 7.09 or Article VIII;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for (i) five (5) days if such breach relates to terms or provisions set forth in Sections 7.02 (other than clause (a) thereof), 7.05, 7.06, 7.10, 7.12, 7.13, 7.14 or 7.17 or (ii) thirty (30) days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by Agent to Borrowers;

(e) (i) The Borrowers or any other Loan Party (A) fails after all applicable grace periods to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Senior Indebtedness under the Senior Transaction Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $125,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Senior Indebtedness under the Senior Transaction Documents) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded;

(ii) The Borrowers or any other Loan Party shall default in the payment when due, or in the performance or observance, of any material obligation or material condition of any Contractual Obligation (other than the Senior Transaction Documents) the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrowers or any such Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Borrowers or any such Loan Party to the extent required by GAAP; or

(iii) Any event of default or other default under any Senior Transaction Document occurs and, in each case as a consequence thereof, any or all of the Senior Indebtedness has become, or has been declared, due and payable before its stated maturity by acceleration or otherwise;

(f) the Borrowers or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Borrowers or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto (other than Agent or any Lender), or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) one or more judgments or orders for the payment of money exceeding $125,000 in the aggregate shall be rendered against the Borrowers or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof subject to standard and customary deductibles and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(j) (i) a Lien shall have arisen under the terms of ERISA or the Code with respect to any Plan, or (ii) an ERISA Event or unfunded liability arising under a Non-U.S. Plan shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and unfunded Non-U.S. Plan liabilities that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any Collateral Document shall for any reason fail to create a valid and perfected security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or this Agreement, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(l) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(m) any Loan Party or any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral;

(n) an uninsured loss occurs with respect to any portion of the Collateral, which loss would reasonably be expected to have a Material Adverse Effect or (ii) any other event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(o) the subordination provisions of any agreement or instrument governing any Subordinated Indebtedness are for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof, of the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by the Loan Documents or such subordination provisions; or

(p) a Change of Control shall have occurred;

Then, (A) if such event is an Event of Default specified in Section 9.01(f) or Section 9.01(g), all of the Notes shall automatically become immediately due and payable, together with interest accrued and premium, if any, thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers and each other Loan Party, (B) if such event is an Event of Default specified in Section 9.01(a), any Lender may, at its option, declare by notice in writing to the Borrowers all of its Notes to be, and all of its Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and each other Loan Party, and (C) if such event is any other Event of Default, Lenders holding an aggregate Principal amount of greater than fifty percent (50%) or more of outstanding Notes may, at their option, declare by notice in writing to the Borrowers all of its Notes to be, and all of its Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and each other Loan Party. The Principal amount of the Notes payable upon an Event of Default and acceleration pursuant to this Section 9.01 shall be an amount equal to the outstanding Principal amount of the Notes as set forth in Section 4.04.

9.02	Remedies.

Subject to the provisions of the Intercreditor Agreement (a) if any Event of Default under Section 9.01(a), (f) or (g) shall occur and be continuing, any Lender, and (b) if any other Event of Default shall occur and be continuing, the Required Lenders, may proceed to protect and enforce its rights under this Agreement and the Notes by exercising such remedies as are available under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

9.03	Rescission of Acceleration.

The provisions of Section 9.01 are subject to the condition that if the Principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in Section 9.01(e)(ii), the Required Lenders may, by written instrument filed with the Borrowers, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

(b) all arrears of interest and Principal upon all the Notes and all other sums payable under the Notes and under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and

(c) each and every other Event of Default shall have been made good, cured or waived;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.

ARTICLE X.

MISCELLANEOUS

As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:

10.01	Entire Agreement.

This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein and supersede all previous agreements and understandings among them concerning such matters.

10.02	Reimbursement of Expenses.

Each of the Loan Parties agrees (a) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including, without limitation, the reasonable fees and expenses of one law firm acting as counsel to the Agent and the

Lenders) in connection with (i) the Lenders’ due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of the Notes (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying), (b) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including, without limitation, reasonable attorneys’ fees and expenses) in connection with (x) any refinancing or restructuring of the Notes, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, (c) to pay and hold the Agent and the Lenders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lenders), that may be payable in connection with the Notes contemplated by this Agreement and the other Loan Documents and (d) to pay all reasonable fees, expenses and disbursements of the Collateral Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings, and any amendments, modifications, releases or terminations thereof.

10.03	Survival of Agreements and Representations and Warranties.

All agreements, representations and warranties contained herein or made in writing by the Loan Parties (x) shall be considered to have been relied upon by the Lenders, (y) shall survive the execution and delivery of this Agreement, the Notes and payment therefor or termination of this Agreement and may be relied upon by any subsequent Lenders, regardless of any investigation made at any time by or on behalf of the Lenders and (z) shall continue in full force and effect until the repayment in full of the Notes and all other Obligations (it being understood and agreed that indemnification obligations shall specifically survive the repayment of the Notes and Obligations).

10.04	No Waiver.

No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders and the Borrowers shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

10.05	Binding Effect; Participations.

All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that each of the Borrowers and the other Loan Parties may not assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders.

10.06	Initial Holder.

The Borrowers shall be entitled to treat and deal with the Lenders, and shall not be required to recognize any other Person as the holder of a Note, except after production of such Note duly endorsed for transfer, together with such documentation as the Borrowers may reasonably require concerning compliance with federal or state securities laws, or after receipt by the Borrowers of written notice from the Person theretofore entitled to be treated as the holder advising the Borrowers of the transfer of such Note to such other Person and stating the latter’s address, together with such documentation as the Borrowers may reasonably require concerning compliance with federal or state securities laws.

10.07	Cumulative Powers.

No remedy herein conferred upon the Lenders or any holder of the Notes is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

10.08	Loss of Securities; Reissue of Securities in Lesser Denominations.

Upon:

(a) receipt of evidence satisfactory to the Borrowers of loss, theft, mutilation or destruction of any Note, and

(b) in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Borrowers, or in the event of such mutilation, upon surrender and cancellation of such Note, the Borrowers will make and deliver a new Note of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note. In addition, upon request of any holder of a Note, or other securities of the Borrowers now or hereafter issued by the Borrowers to the Lenders, and upon surrender of such Note, or other securities to the Borrowers and compliance with any restrictive legends, the Borrowers will reissue, in lesser denominations to parties designated by such holder, new certificates or other securities in the equivalent amounts of such other securities surrendered.

10.09	Communications.

All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Lenders and the Borrowers at their addresses set forth on Schedule 10.09, respectively, or to such other address with respect to any party as such party shall notify the other parties hereto in writing. Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail. Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Borrowers shall be completed no later than ten (10) days following the receipt by the Borrowers of a written request therefor in the manner described in this Section 10.09.

10.10	Form, Registration, Transfer and Exchange of Notes; Lost Notes.

(a) The Notes are issuable as registered notes only, each in denominations of at least $1,000,000 and any larger integral multiple of $100,000. The Borrowers shall keep at its principal office a register in which the Borrowers shall provide for the registration of Notes and of Transfers of Notes. Upon surrender for registration of Transfer of any Note at the principal office of the Borrowers, the Borrowers shall, promptly and at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, which Notes shall be registered in the name of such Transferee or Transferees. At the option of Lender, its Note may be exchanged for Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Borrowers. Whenever any Notes are so surrendered for exchange, the Borrowers shall, at its expense, execute and deliver the Notes which the Lender making the exchange is entitled to receive. Any Note or Notes issued in exchange for any Note or upon Transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note and, in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity agreement, or other indemnity reasonably satisfactory to the Borrowers from such holder, or in the case of any such mutilation, upon surrender and cancellation of such Note, the Borrowers will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed, or mutilated Note, and the Borrowers at its own expense will execute and, within five (5) Business Days after such receipt, deliver, in lieu thereof, an equivalent replacement Note dated the date of such lost, stolen, destroyed or mutilated Note.

(b) Any holder of a Note may make a Transfer to any Person provided that (i) such Transfer is made in compliance with the Securities Act and any applicable state securities laws, (ii) such holder of a Note has provided the Borrowers with such information as to such Transferee’s compliance with applicable securities laws as reasonably may be requested by the Borrowers, (iii) such Transfer is in compliance with subsection (a) above, and (iv) such Transfer shall be in a principal amount of not less than $1,000,000 (or such lesser amount as shall be the then outstanding principal balance of the Note). The Borrowers shall cooperate in connection with any such Transfer including providing such information to any Lender or such Lender’s proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a “Qualified Institutional Buyer” under such rule. Upon any Transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Lender making such Transfer and shall thereafter be deemed a “Lender” under this Agreement.

(c) Upon original issuance, and until such time as the same is no longer required under the applicable requirements of the Securities Act, each Note (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THE LIENS AND SECURITY INTERESTS SECURING THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “INTERCREDITOR AGREEMENT”) DATED AS OF JULY 10, 2008 BY AND AMONG THE BORROWERS PARTY THERETO, THE GUARANTORS PARTY THERETO, THE CIT GROUP/BUSINESS CREDIT, INC., AS SENIOR AGENT, LAMINAR DIRECT CAPITAL, L.L.C., AS SUBORDINATED CREDITORS’ AGENT AND THE CIT GROUP/BUSINESS CREDIT, INC., AS CONTROL AGENT, TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND THE LIENS AND SECURITY

INTERESTS SECURING THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INTERCREDITOR AGREEMENT); AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.”

The Loan Parties shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, all further instruments as may in such Lender’s reasonable opinion be necessary or advisable to give full force and effect to any Transfer and shall provide to such Lender or to such party or parties as such Lender may designate all such information as such Lender reasonably may request.

(d) Notwithstanding anything in the Loan Documents to the contrary, (i) a Lender may pledge, or grant a security interest in, all or any portion of its Notes and other rights and interests under the Loan Documents to a bank or other funding source in support of borrowings made by such Lender from such Person and (ii) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its Notes and other rights and interests under the Loan Documents to its trustee in support of its obligations to its trustee. No pledge or grant of a security interest pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e) Notwithstanding the above, so long as no Default or Event of Default shall have occurred, the Borrowers reserves the right to refuse any requests for Transfer of Notes to any Person that the Borrowers reasonably determines to be a direct competitor of the Borrowers or any of its Subsidiaries; provided that at no time shall any bank, financial institution, insurance Borrowers, fund or broker be deemed to be a direct competitor of the Borrowers.

(f) Notwithstanding anything in this Agreement to the contrary, but in connection with the Transfer of a Note otherwise permitted hereunder, the Transfer of such Note may be accomplished pursuant to the execution of an allonge related to such Note in favor of the assignee and upon notice of such Transfer and delivery of a copy of such allonge to the Borrowers, and the Borrowers agrees that such allonge and such Transfer shall be recorded in the register referenced in clause (a) above; it being understood that a reissued Note in favor of such assignee will not be required.

10.11	Confidentiality; Public Announcements.

(a) Each Lender shall use its best efforts not to make public disclosure of any information designated by the Borrowers in writing as confidential, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Borrowers in connection with the Notes contemplated by this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Lender, information obtained from sources other than the Borrowers or information that is or becomes in the public domain other than through the fault of such Lender, nor shall it be construed to prevent such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of the Borrowers or affiliates of such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent such Lender or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as such Lender deems necessary or appropriate to such Lender’s legal counsel, accountants (including outside auditors), advisors or other representatives; or (iv) making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to take reasonable steps to maintain the confidentiality of such disclosures; or (v) making such disclosures to (x) any bank or financial institution and (y) S&P, Moody’s and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such bank, financial institution, S&P, Moody’s and/or such other ratings agency agrees to take reasonable steps to maintain the confidentiality of such disclosures. The obligations of the Agent and the Lenders under this Section 10.11(a) shall supersede and replace the obligations of the Agent and the Lender under any confidentiality agreement executed and delivered by the Agent or any Lender prior to the date hereof in respect of this financing.

(b) The Required Lenders shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the closing date relating to the Note, or to the Lenders in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law. In addition, the Lenders shall provide the Borrowers an opportunity to review and approve any public announcement issued by the Lenders specifically relating to the Note, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Lenders shall provide the Borrowers with an advance copy of any regulatory filings or tombstone ads prepared by or on behalf of the Lenders, but shall not be required to obtain approval by the Borrowers.

10.12	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

10.13	Headings.

The descriptive Section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

10.14	Multiple Originals.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.15	Amendment or Waiver.

This Agreement may be amended, and the Borrowers may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Borrowers shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, without the prior written consent of all of the Lenders, no such agreement shall (i) decrease or forgive the Principal amount of any Note, or extend the Maturity Date of any Note, or decrease the rate of interest or premium on any Note, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Notes, or postpones any date fixed by this Agreement or any other Loan Document for any payment of Principal, interest or premium, (iii) amend the provisions of this Section 10.15, the definition of the term “Required Lenders” or of the term “Note”, (iv) release any of the Loan Parties from their obligations under the Loan Documents or (v) release all of substantially all of the Collateral, except to the extent such Collateral is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, in which case such release may be made by the Collateral Agent acting alone as provided in Article XI, provided that the mechanics for sharing of the Collateral with the providers of Indebtedness permitted under Section 8.01 on a pari passu or subordinated basis, including the entering into of an intercreditor agreement, may be done by the Collateral Agent acting on behalf of the Lenders without a vote thereof, and such sharing shall not constitute a release of Collateral hereunder. Each holder of a Note, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section 10.15, whether or not the Note shall have been marked to indicate such consent.

10.16	Waiver of Jury Trial.

THE LENDERS AND THE LOAN PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

10.17	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE LOAN PARTIES WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. EACH OF THE LOAN PARTIES IRREVOCABLY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 10.09 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDERS SHALL HAVE BEEN NOTIFIED PURSUANT THERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE LOAN PARTIES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE LOAN PARTIES IN THE COURT OF ANY OTHER JURISDICTION.

10.18	Indemnification; Damage Waiver.

(a) The Loan Parties, jointly and severally, and without limitation as to time, will defend and indemnify the Agent (including acting in its role as Paying Agent), the Lenders and their respective officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by any Loan Party herein, (ii) any breach of any covenant, agreement or obligation of any Loan Party contained in any of the Loan Documents or (iii) any investigation or proceeding against a Loan Party or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such party’s gross negligence or willful misconduct. Each Loan Party agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The Lenders agree to reimburse the Borrowers for any payments made by the Borrowers to the Lenders pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of the Lenders. The obligations of the Loan Parties under this paragraph will survive any transfer of the Notes by the Lenders and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Loan Parties will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Borrowers and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

(b) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrowers with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Borrowers shall not relieve the Loan Parties from their obligations hereunder except to the extent the Borrowers are prejudiced thereby. The Loan Parties shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Loan Parties have failed to assume the defense and employ counsel as provided herein, (ii) the Loan Parties have agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or a Loan Party and representation of both such Loan Parties and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Loan Parties shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Borrowers shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. The Loan Parties shall be liable only for settlement of any claim against an Indemnified Party made with the Loan Parties’ written consent.

(c) To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.19	Regulatory Requirements.

In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), such Lender is effectively restricted or prohibited from holding any of the Notes, or otherwise realizing upon or receiving the benefits intended under the Notes, the Borrowers shall, and shall cause their Subsidiaries, to take such action as such Lenders and the Borrowers shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement. The reasonable costs of taking such action shall be borne by the Borrowers.

10.20	Patriot Act Notice.

Each Lender (for itself and not on behalf of any Lender) hereby notifies each of the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each of the Loan Parties and other information that will allow such Lender, as applicable, to identify each Loan Party in accordance with the Patriot Act.

10.21	Intercompany Indebtedness.

Each Loan Party hereby agrees that any Indebtedness of any other Loan Party now or hereafter owing to such Loan Party, whether heretofore, now or hereafter created (the “Loan Party Subordinated Debt”), is hereby subordinated to all of the Obligations and that the Loan Party Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Agreement is terminated and of no further force or effect, provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Loan Parties may make and receive such payments in respect of Loan Party Subordinated Debt as shall be customary in the ordinary course of the Loan Parties’ business. No Loan Party shall accept any payment of or on account of any Loan Party Subordinated Debt at any time in contravention of the foregoing. Each payment on the Loan Party Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Loan Party as trustee for the Lenders and shall be paid over to the Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Loan Party’s liability hereunder. Each Loan Party agrees to file all claims against the Loan Party from whom the Loan Party Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Loan Party Subordinated Debt, and the Agent shall be entitled to all of such Loan Party’s rights thereunder. If for any reason a Loan Party fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Loan Party hereby irrevocably appoints the Agent as its true and lawful attorney-in-fact, and the Agent is hereby authorized to act as attorney-in-fact in such Loan Party’s name to file such claim or, in the Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Loan Party hereby assigns to the Agent all of such Loan Party’s rights to any payments or distributions to which such Loan Party otherwise would be entitled. If the amount so paid is greater than such Loan Party’s liability hereunder, the Agent shall pay the excess amount to the party entitled thereto. In addition, each Loan Party hereby irrevocably appoints the Agent as its attorney-in-fact to exercise all of such Loan Party’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Loan Party from whom the Loan Party Subordinated Debt is owing.

ARTICLE XI.

COLLATERAL AGENCY PROVISIONS

11.01	Appointment.

Each of the Lenders hereby irrevocably designates and appoints Laminar as the Collateral Agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and Laminar hereby accepts such appointment) and each such Lender irrevocably authorizes Laminar to take such action on its behalf under the provisions of this Agreement (including acting as Paying Agent pursuant to Section 4.09 if the Agent so chooses) and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Collateral Agent. Any reference to the Collateral Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Collateral Agent solely in its capacity as Collateral Agent and not in its capacity, if any, as a Lender.

11.02	Delegation of Duties.

The Collateral Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Collateral Agent with reasonable care.

11.03	Exculpatory Provisions.

Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Loan Parties or any of their Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Loan Parties or any of their Subsidiaries to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of the Loan Parties or any of their Subsidiaries.

11.04	Reliance by Collateral Agent.

The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Collateral Agent shall have actual notice of any transferee. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.

11.05	Notices of Default.

The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Loan Parties referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Collateral Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Collateral Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

11.06	Non-Reliance on the Collateral Agent and Other Lenders.

Each of the Lenders expressly acknowledges that neither the Collateral Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Lender. Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their

Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Collateral Agent hereunder or under the other Loan Documents, the Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Loan Parties or any of their Subsidiaries which may come into the possession of the Collateral Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates.

11.07	Indemnification.

Each of the Lenders hereby agrees to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Loan Documents.

11.08	The Collateral Agent in Its Individual Capacity.

The Collateral Agent and its respective subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties as though the Collateral Agent were not a Collateral Agent hereunder. With respect to any Note issued to it, the Collateral Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not a Collateral Agent, and the term “Lenders” shall include the Collateral Agent in its individual capacity.

11.09	Resignation of the Collateral Agent; Successor Collateral Agent.

The Collateral Agent may resign as Collateral Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Loan Parties and, thereafter, the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Loan Parties (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Loan Parties or have accepted such appointment within thirty (30) days after the Collateral Agent’s giving of notice of resignation, then the Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent reasonably acceptable to the Borrowers (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Collateral Agent. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 11.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent. If no successor has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

11.10	Reimbursement by Lenders.

To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 10.02 or Section 10.18 to be paid by it to the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Collateral Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 11.10, the “applicable percentage” of a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Lender at such time.

ARTICLE XII

GUARANTY

12.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

12.02	Obligations Unconditional.

The obligations of the Guarantors under Section 12.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.02 that the obligations of the

Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not be entitled to exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article XII until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the maximum extent permitted by law, all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

12.03	Reinstatement.

The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of external counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 12.02 and through the exercise of rights of contribution pursuant to Section 12.06.

12.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Sections 9.01 and 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Sections 9.01 and 9.02) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

12.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 12.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 12.06 against any other Guarantor until such Obligations have been Fully Satisfied. For purposes of this Section 12.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) “Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article XII. This Section 12.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrowers in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.15.

12.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	THE PARENT COMPANY

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

BABYUNIVERSE, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

eTOYS DIRECT, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

POSHTOTS, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

DREAMTIME BABY, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

MY TWINN, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

THE PARENT COMPANY

INVESTMENT AGREEMENT

GUARANTORS:	eTOYS DIRECT 1, LLC

By: eToys Direct, Inc.,
its Managing Member

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

eTOYS DIRECT 2, LLC

By: eToys Direct, Inc.,
its Managing Member

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

eTOYS DIRECT 3, LLC

By: eToys Direct, Inc.,
its Managing Member

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

GIFT ACQUISITION, L.L.C.

By: eToys Direct, Inc.,
its Managing Member

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	Chief Executive Officer

THE PARENT COMPANY

INVESTMENT AGREEMENT

LENDERS:	LAMINAR DIRECT CAPITAL, L.L.C.,
in its capacity as a Lender and as Collateral Agent

	By:	/s/ Daniel Posner
	Name:	Daniel Posner
	Title:	Authorized Signatory

THE PARENT COMPANY

INVESTMENT AGREEMENT